                                                    Filed pursuant to Rule 424B5
                                                      Registration No: 333-01843


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 30, 1996)

                                  $160,000,000
                                [MEDITRUST LOGO]
                          7% NOTES DUE AUGUST 15, 2007
                            ------------------------
     Interest on the 7% Notes due August 15, 2007 (the "Notes") issued by Meditrust (the "Company" or "Meditrust"), a Massachusetts business trust, is payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 1998. The Notes have no sinking fund provisions. The Notes will mature on August 15, 2007.

     The Notes will be represented by one fully registered Note in book-entry form (the "Global Security") registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and, with respect to the beneficial owners' interests, by DTC's Participants. Except as described in this Prospectus Supplement, Notes in definitive form will not be issued. See "Description of the Notes -- Book-Entry System." Settlement for the Notes will be in same-day funds. See "Description of the Notes -- Same-Day Settlement and Payment."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                           PRICE TO            UNDERWRITING         PROCEEDS TO THE
                                           PUBLIC(1)            DISCOUNT(2)          COMPANY(1)(3)
------------------------------------------------------------------------------------------------------
Per Note............................        99.024%                .75%                 98.274%
------------------------------------------------------------------------------------------------------
Total...............................     $158,438,400           $1,200,000           $157,238,400
======================================================================================================

(1) Plus accrued interest, if any, from August 12, 1997.
(2) Meditrust has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deducting expenses payable by Meditrust estimated at $300,000.

                            ------------------------

     The Notes are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the Global Security will be made in New York, New York on or about August 12, 1997.

                            ------------------------

MERRILL LYNCH & CO.
              J.P. MORGAN & CO.

                             MORGAN STANLEY DEAN WITTER

                                         SALOMON BROTHERS INC

                                                   SMITH BARNEY INC.

                            ------------------------
           The date of this Prospectus Supplement is August 7, 1997.

              Map of U.S. showing number of facility locations of
                      Meditrust properties in each State.




              Bar chart showing growth in Real Estate investments

     THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                           FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. PROSPECTIVE PURCHASERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF PRESENTLY UNANTICIPATED EVENTS.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified by the more detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference, each of which should be read in its entirety. As used herein, the "Company" shall be deemed to mean Meditrust and those entities owned or controlled by it on a consolidated basis unless the context otherwise indicates.

                                  THE COMPANY

     Meditrust, founded in 1985, is the largest health care real estate investment trust in the United States, based on gross real estate investments of approximately $2.4 billion as of March 31, 1997. Presently, the Company is also one of the nation's largest real estate investment trusts in terms of market value of common equity. The market value of the Company's common shares of beneficial interest, which are traded on the New York Stock Exchange under the ticker symbol "MT", is approximately $2.3 billion (based on a closing share price of $37.25 on March 31, 1997).

     The Company invests in high quality facilities that are managed by experienced operators and achieves diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment. As of March 31, 1997, the Company had investments in 431 facilities, consisting of 276 nursing homes, 102 assisted and retirement living facilities, 26 rehabilitation hospitals, 20 medical office buildings, six alcohol and substance abuse and psychiatric hospitals and one acute care hospital campus. Included in the 431 facilities are 48 properties under construction that are expected to be completed during the next 12 to 18 months. The properties are located in 38 states and are operated by 37 different health care companies. Of the 37 different operators, 16 are publicly traded companies and constitute approximately 49% of the Company's gross real estate investments.

     The Company's real estate investments are either owned by the Company or secured by a mortgage lien. As of March 31, 1997, permanent mortgage loans constituted 46%, sale/leaseback transactions constituted 44% and development financing constituted 10% of the Company's portfolio as measured by gross real estate investment.

                              RECENT DEVELOPMENTS

     During the first quarter of 1997, the Company committed $146 million to new real estate investments and funded $115 million in new and open commitments. Of the $115 million, $34 million consisted of sale/leaseback financing funded for six assisted living facilities; permanent mortgage financing of $18 million was provided for a retirement living facility, a nursing home and six assisted living facilities; $2 million was provided for additions to facilities already in the portfolio; $22 million funded the development of three nursing homes, four assisted living facilities and two medical office buildings; and the remaining $39 million was funded for ongoing construction already in the portfolio.

     As of April 13, 1997 the Company and its wholly-owned subsidiary entered into an Agreement and Plan of Merger pursuant to the terms of which the Company and its subsidiary will be merged with Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. See "Recent Developments" below.

                                  THE OFFERING

     All capitalized terms not defined herein have the meanings specified in "Description of the Notes." For a more complete description of the terms of the Notes specified in the following summary, see "Description of the Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

Securities Offered.........  $160,000,000 aggregate principal amount of 7% Notes due August 15, 2007 (the "Offering").

Maturity...................  August 15, 2007.

Interest Payment Dates.....  February 15 and August 15, beginning February 15,
                             1998.

Ranking....................  The Notes will be unsecured obligations of the
                             Company and will rank equally with the Company's other unsecured and unsubordinated indebtedness.

Use of Proceeds............  To repay outstanding indebtedness of the Company and for general business purposes, including investments in additional health care facilities and in The Santa Anita Companies. See "Use of Proceeds" and "Recent Developments."

Covenants..................  The Company will not pledge or otherwise subject to any lien any assets of the Company or its subsidiaries unless the Notes are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such limitation will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries and will also not apply to certain other liens specified in the Indenture. The Company will not incur any (a) Senior Debt unless the aggregate outstanding principal amount of Senior Debt will not, at the time of such incurrence, exceed the greater of (i) 150% of Capital Base or (ii) 225% of Tangible Net Worth and (b) Non-Recourse Debt unless the aggregate outstanding principal amount of Senior Debt and Non-Recourse Debt will not, at the time of such incurrence, exceed 225% of Capital Base. For a more complete description of the terms of and definitions used in the foregoing limitations, see "Description of the Notes -- Covenants."

                         SELECTED FINANCIAL INFORMATION

     The following table presents selected financial information with respect to the Company for the five years ended December 31, 1996 and for the three-month periods ended March 31, 1997 and March 31, 1996. This financial information (with the exception of "Funds from operations" and "Ratio of EBITDA to fixed charges") has been derived from audited financial statements included in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1996 and from unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which documents are incorporated by reference into the accompanying Prospectus, and should be read in conjunction with those financial statements and the accompanying footnotes.

                                                   FOR THE THREE
                                                   MONTHS ENDED
                                                     MARCH 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                 1997        1996       1996       1995       1994       1993       1992
                                                -------     -------   --------   --------   --------   --------   --------
                                                    (UNAUDITED)   (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues....................................    $67,965     $59,327   $254,024   $209,369   $172,993   $150,375   $132,394
Expenses:
  Interest expense..........................     18,115      16,105     64,216     64,163     67,479     62,193     58,159
  Depreciation and amortization.............      6,476       5,424     23,207     18,176     17,171     16,277     14,032
  General and administrative expenses.......      2,321       2,265      8,625      7,058      7,883      8,269      8,845
                                                -------     -------   --------   --------   --------   --------   --------
Total expenses..............................     26,912      23,794     96,048     89,397     92,533     86,739     81,036
                                                -------     -------   --------   --------   --------   --------   --------
Net income before extraordinary item........     41,053      35,533    157,976    119,972     80,460     63,636     51,358
Loss of prepayment of debt..................         --          --         --     33,454         --         --         --
                                                -------     -------   --------   --------   --------   --------   --------
Net income..................................    $41,053     $35,533   $157,976   $ 86,518   $ 80,460   $ 63,636   $ 51,358
                                                =======     =======   ========   ========   ========   ========   ========
OTHER DATA:
Funds from operations(1)....................    $47,025     $40,470   $179,244   $136,554   $ 95,670   $ 78,184   $ 63,608
Cash flow from operating activities
  available for distribution(2).............    $48,381     $41,710   $184,052   $141,550   $100,513   $ 84,831   $ 67,942
Ratio of EBITDA to fixed charges(3)(4)......       3.6x        3.5x       3.8x       2.6x       2.5x       2.3x       2.1x
PER SHARE:
Net income before extraordinary item........    $  0.67     $  0.64   $   2.66   $   2.52   $   2.28   $   2.03   $   1.95
Loss on prepayment of debt..................         --          --         --       0.70         --         --         --
                                                -------     -------   --------   --------   --------   --------   --------
Net income..................................    $  0.67     $  0.64   $   2.66   $   1.82   $   2.28   $   2.03   $   1.95
                                                =======     =======   ========   ========   ========   ========   ========
Distributions paid..........................    $  0.71     $  0.69   $   2.78   $   2.70   $   2.62   $   2.54   $   2.46
Book value..................................    $ 22.54     $ 22.52   $  22.57   $  20.75   $  19.44   $  17.84   $  16.12
Shares of beneficial interest (weighted
  average)..................................     61,442      55,153     59,458     47,563     35,314     31,310     26,360

                                                                                      DECEMBER 31,
                                                MARCH 31,    --------------------------------------------------------------
                                                   1997         1996         1995         1994         1993         1992
                                                ----------   ----------   ----------   ----------   ----------   ----------
                                                (UNAUDITED)

                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Real estate investments, net..................  $2,293,086   $2,188,078   $1,777,798   $1,484,229   $1,214,308   $1,021,630
Total assets..................................  $2,386,371   $2,316,875   $1,891,852   $1,595,130   $1,310,401   $1,094,941
Indebtedness, net:
  Notes and bank notes payable................  $  605,263   $  518,904   $  414,522   $  454,005   $  366,530   $  377,256
  Convertible debentures......................     278,591      280,813      295,209      231,277      199,822       93,356
  Bonds and mortgages payable.................      58,795       59,043       52,560       80,470       91,893      135,973
  Total.......................................  $  942,649   $  858,760   $  762,291   $  765,752   $  658,245   $  606,585
Total liabilities.............................  $  999,961   $  931,934   $  830,097   $  824,983   $  724,606   $  663,458
Total shareholders' equity....................  $1,386,410   $1,384,941   $1,061,755   $  770,147   $  585,795   $  431,483
OTHER DATA:
Ratio of Total Debt/Total Assets..............        39.5%        37.1%        40.3%        48.0%        50.2%        55.4%
Ratio of Secured Debt/Total Assets............         2.5%         2.5%         2.8%         5.0%         7.0%        12.4%

---------------

(1) In accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), funds from operations represent net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring or sales of property, significant non-recurring items, and after adjustments for unconsolidated partnerships, joint ventures and corporations. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles, as an indicator of operating, investing or financing activities or as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

(2) Consists of net income plus depreciation, amortization of debt issuance costs, provision for losses, loss on prepayment of debt, partnership distributions in excess of income and deferred income received in cash net of amortization of deferred income and less gain on sale of real estate and mortgage prepayments.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities as defined by generally accepted accounting principles and, therefore, should not be considered as an alternative to net income, as defined by generally accepted accounting principles, as the primary indicator of operating performance or to cash flow as a measure of liquidity, nor does it indicate that cash flow is sufficient to fund all cash requirements.

(4) Fixed charges consist of interest expense and the amortization of debt issuance costs.

     The following information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing in the accompanying Prospectus or incorporated therein by reference.

                            BUSINESS AND PROPERTIES
THE COMPANY

     Meditrust (the "Company"), a self-administered real estate investment trust organized on August 6, 1985, invests primarily in the health care industry in locations throughout the United States and, through investments in other entities, similar facilities outside of the United States. The Company invests in high quality facilities that are managed by experienced operators and achieves diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment. The Company's investments take the form of permanent mortgage loans, sale/leaseback transactions and development projects. Generally, the Company enters into development projects where, upon completion of the facility, the Company's development funding is to be replaced by either a permanent mortgage loan or a sale/leaseback transaction with the Company.

     The Company's net increase in gross real estate investments totaled $431,158,000 during 1996 as a result of the Company entering into sale/leaseback transactions and making permanent mortgage loans and providing development financing. Total gross investments were $2,286,160,000 at December 31, 1996 and $2,397,140,000 at March 31, 1997.

DIVERSIFIED PORTFOLIO

     As of March 31, 1997, the Company had investments in 431 facilities, consisting of 276 nursing home facilities, 102 assisted and retirement living facilities, 26 rehabilitation hospitals, 20 medical office buildings, six alcohol and substance abuse and psychiatric facilities and one acute care hospital campus. Included in the 431 facilities are 48 properties under construction that are expected to be completed during the next 12 to 18 months. The properties are located in 38 states and are operated by 37 different health care companies. Of the 37 different operators, 16 are owned by or are publicly-traded companies (i.e., Sun Healthcare Group, Inc., Emeritus Corporation, Horizon/CMS Healthcare Corporation, Harborside Healthcare Corporation, OrNda Health Corp., Columbia/HCA Healthcare Corporation, Integrated Health Services, Inc., Alternative Living Services, Inc., HealthSouth Rehabilitation Corporation, The Multicare Companies, Inc., Assisted Living Concepts, Inc., Mariner Health Group, Inc., Sterling House Corporation, Karrington HealthCare Inc., Genesis Healthcare Ventures, Inc. and Youth Services International, Inc.) and constitute approximately 49% of the Company's real estate investments.

     The following charts set forth information regarding investment types within the Company's portfolio and diversification by operator.


             Investment Diversification and Investment by Operator
                        Pie Charts as of March 31, 1997

     The following table sets forth certain information with respect to the Company's real estate portfolio as of March 31, 1997:

                                                               INVESTED          % OF           # OF
                  PORTFOLIO BY OPERATOR                     (IN THOUSANDS)     PORTFOLIO     PROPERTIES
                                                            --------------     ---------     ----------
Life Care Centers of America..............................    $  529,589          22.1%           93
Sun Healthcare Group, Inc. (*)............................       378,931          15.8            38
Emeritus Corporation (*)..................................       159,977           6.7            29
Horizon/CMS (*)...........................................       129,477           5.4            11
Springwood Associates.....................................       123,186           5.1            69
Health Asset Realty Trust.................................       107,357           4.5            18
Harborside (*)............................................       102,571           4.3            18
Tenet/Columbia/Dasco (*)..................................       100,407           4.2            17
OrNda (*).................................................        65,650           2.7             1
Integrated Health Services, Inc. (*)......................        50,973           2.1            10
Alternative Living Services (*)...........................        50,896           2.1            18
HealthSouth Rehab (*).....................................        33,689           1.4             3
Multicare (*).............................................        29,619           1.2             7
Sterling House Corporation (*)............................        23,140           1.0            11
Assisted Living Concepts (*)..............................        16,979           0.7             9
Mariner Health Group, Inc. (*)............................        16,753           0.7             2
Karrington Health, Inc. (*)...............................        13,148           0.6             4
Genesis Healthcare Ventures, Inc. (*).....................         6,543           0.3             1
Youth Services International (*)..........................         4,689           0.2             1
Other Non-Public Operators................................       453,566          18.9            71
                                                              ----------         -----           ---
                                                              $2,397,140         100.0%          431
                                                              ==========         =====           ===
(*) Denotes publicly held companies which total 49% of the portfolio.
PORTFOLIO BY INVESTMENT TYPE
Mortgage..................................................    $1,095,008          45.7%          243
Sale/Leaseback............................................     1,052,491          43.9           140
Development...............................................       249,641          10.4            48
                                                              ----------         -----           ---
                                                              $2,397,140         100.0%          431
                                                              ==========         =====           ===

PORTFOLIO BY FACILITY TYPE
Long-Term Care............................................    $1,517,930          63.3%          276
Retirement and Assisted Living............................       387,956          16.2           102
Rehabilitation Hospitals..................................       278,521          11.6            26
Medical Office Buildings..................................       108,420           4.5            20
Acute-Care Hospital Campus................................        65,650           2.8             1
Psychiatric, Alcohol and Substance Abuse..................        38,663           1.6             6
                                                              ----------         -----           ---
                                                              $2,397,140         100.0%          431
                                                              ==========         =====           ===

     The following chart sets forth certain information regarding the Company's properties on a state by state basis, as of March 31, 1997.

                                                              NO. OF       INVESTMENTS(1)       % OF
                                                            PROPERTIES     (IN THOUSANDS)      TOTAL
                                                            ----------     ---------------     ------
PORTFOLIO BY STATE
Alabama...................................................        1          $     7,759         0.32%
Arizona...................................................        9              119,956         5.00
Arkansas..................................................        7               23,561          .98
California................................................       16              120,700         5.04
Colorado..................................................       16               75,309         3.14
Connecticut...............................................       16              117,704         4.91
Florida...................................................       42              305,015        12.73
Georgia...................................................        1                2,508          .11
Idaho.....................................................        6               34,374         1.43
Illinois..................................................       26               47,919         2.00
Indiana...................................................       16               65,052         2.71
Kansas....................................................        9               34,095         1.42
Kentucky..................................................        2               24,975         1.04
Louisiana.................................................        3               30,670         1.28
Massachusetts.............................................       38              353,505        14.75
Maryland..................................................        1               18,188          .76
Michigan..................................................       11               52,414         2.19
Missouri..................................................       19               81,352         3.39
Mississippi...............................................        1                3,470          .14
North Carolina............................................        2                7,455          .31
Nebraska..................................................        3               12,061          .50
New Hampshire.............................................        7               46,650         1.95
New Jersey................................................       11              102,264         4.27
New Mexico................................................        1                4,556          .19
Nevada....................................................        4               25,864         1.08
New York..................................................        8               77,844         3.25
Ohio......................................................       11               57,954         2.42
Oklahoma..................................................        2                3,759          .16
Pennsylvania..............................................       11               51,349         2.14
Rhode Island..............................................        2               15,115          .63
South Carolina............................................        2               14,008          .58
Tennessee.................................................       12               69,279         2.89
Texas.....................................................       72              226,881         9.46
Utah......................................................        3               19,134          .80
Washington................................................       14               72,584         3.03
West Virginia.............................................        7               29,619         1.24
Wisconsin.................................................       17               27,892         1.16
Wyoming...................................................        2               14,346          .60
                                                                ---          -----------       ------
          Total Portfolio.................................      431          $ 2,397,140       100.00%
                                                                ===          ===========       ======

---------------

(1) Represents the purchase price or mortgage amount at March 31, 1997 for operating facilities and the funded construction loan amount for facilities under construction. In cases where mortgage debt encumbers multiple properties, proportional allocation of such mortgage investment is based upon third-party appraisals of the encumbered properties.

HEALTHCARE PROPERTY TRENDS

     The population of the United States is aging. According to information from the U.S. Census Bureau, the segment of the U.S. population age 65 and over is increasing and is expected to increase sharply through the year 2020. The Company believes that the demand for services provided at retirement communities, assisted living centers and nursing homes should increase as the population ages. Currently proposed federal legislation seeks to limit the amount of growth in government expenditures for Medicare and Medicaid. These limitations, if enacted, may adversely affect the profitability of health care operating companies and might, in certain circumstances, affect their ability to pay rent or service debt. These government funding limitations will likely also make it less profitable to construct new health care facilities and thus may increase the value of existing facilities. The Company believes that the net effect of these demographic and legislative changes will be to make it less profitable to provide services and facilities for government funded patients and more profitable to provide services and facilities for non-government supported patients. The Company intends to respond to these changes in three ways: (i) by focusing new investments in properties that are not directly dependent upon a high percentage of Medicaid or Medicare revenues, including retirement housing, assisted living facilities, medical office buildings and nursing homes with a high percentage of private pay revenues; (ii) by encouraging and making funding available to the operators of the Company's properties to improve these properties in order to attract a greater amount of non-government revenues and
(iii) whenever possible, by making new investments in additional properties leased to well capitalized operators.

INVESTMENT PROFILE

     The Company invests in income-producing health care related facilities which may include long-term care facilities, rehabilitation hospitals, retirement and assisted living facilities, medical office buildings, alcohol and substance abuse treatment facilities, psychiatric hospitals, and other health care related facilities.

     LONG-TERM CARE FACILITIES. The long-term care facilities offer restorative, rehabilitative and custodial nursing care for patients not requiring the more extensive and sophisticated treatment available at acute care hospitals. The facilities are designed to provide custodial care and to supplement hospital care and many have transfer agreements with one or more acute care hospitals.

     ASSISTED LIVING FACILITIES. The assisted living facilities provide a combination of housing, supportive services, personalized assistance and health care designed to respond to individual needs for daily living and instrumental activities. Support services are generally available 24 hours a day to meet scheduled and unscheduled needs.

     RETIREMENT LIVING FACILITIES. The retirement living facilities offer specially designed residential units for active and ambulatory elderly residents and provide various ancillary services. They may contain nursing facilities to provide a continuum of care. The retirement living facilities offer their residents an opportunity for an independent lifestyle with a range of social and health services.

     REHABILITATION HOSPITALS. The rehabilitation hospitals provide treatment to restore physical, psycho-social, educational, vocational and economic usefulness and independence to disabled persons. Rehabilitation concentrates on physical disabilities and impairments and utilizes a coordinated multidisciplinary team approach to help patients attain measurable goals.

     MEDICAL OFFICE BUILDINGS. Medical office building facilities contain individual physician, physician group and other health care provider offices for the administration and treatment of patients, usually in close proximity to the general service acute care hospital to which the physicians are affiliated. The types of services provided in a medical office building may include outpatient therapy, clinics, examination facilities and the provision of other medical services in a non-hospital setting.

     ACUTE CARE HOSPITALS. Acute care hospitals provide services that include, among others, general surgery, internal medicine, obstetrics, emergency room care, radiology, diagnostic services, coronary care, pediatric services and psychiatric services. On an outpatient basis, the services include, among others, same day surgery, diagnostic radiology (e.g. magnetic resonance imaging, CT scanning, X-ray), rehabilitative therapy, clinical laboratory services, pharmaceutical services and psychiatric services.

     ALCOHOL AND SUBSTANCE ABUSE TREATMENT FACILITIES. These facilities provide inpatient treatment for alcohol and substance abuse, including medical evaluation, detoxification and rehabilitation. Specialized programs offer treatment for adults, adolescents, families and chronic abusers.

     PSYCHIATRIC HOSPITALS. The psychiatric hospitals offer comprehensive, multidisciplinary adult, adolescent and substance abuse psychiatric programs. Patients are evaluated upon admission and an individualized treatment plan is developed. Elements of the treatment plan include individual, group and family therapy, activity therapy, educational programs and career and vocational planning.

     OTHER INVESTMENTS. The Company also invests in other entities which invest in similar facilities outside the United States. These investments are made primarily for the production of income. Because the Company invests in health care related facilities, the Company is not in a position to fully diversify its investment portfolio to include assets selected to reduce the risks associated with investment in improved real estate in a single industry. The Company intends to continue to diversify its portfolio by broadening its geographic base, providing financing to more operators, diversifying the type of health care facilities in its portfolio and diversifying the types of financing methods provided.

     On July 25, 1996, the Company invested approximately $13,509,000 in exchange for 7,936,000 shares of common stock, representing a 19.99% interest in Nursing Home Properties Plc ("NHP"), a property investment group which specializes in the financing, through sale/leaseback transactions, of nursing homes located in the United Kingdom. The Company does not have the right to vote more than 9.99% of the shares of NHP. As of December 31, 1996, NHP had invested or committed to invest approximately $163,000,000 in 52 nursing homes, totaling 2,923 beds. As of March 31, 1997 the market value of this investment was $14,877,000.

INVESTMENT CRITERIA

     In evaluating potential investments, the Company considers such factors as:
(1) the current and anticipated cash flow and its adequacy to meet operational needs and other obligations and to provide a competitive market return on equity to the Company's shareholders; (2) the geographic area, type of property and demographic profile; (3) the location, construction quality, condition and design of the property; (4) the potential for capital appreciation, if any; (5) the growth and regulatory environment of the communities in which the properties are located; (6) occupancy and demand for similar health care facilities in the same or nearby communities; (7) an adequate mix of private and government-sponsored patients; (8) potential alternative uses of the facilities; and (9) prospects of liquidity through financing or refinancing.

     Management reviews and verifies market research for all potential investments on behalf of the Company. Management also reviews the value of the property, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment for such debt.

     The Company's Declaration of Trust places no limitations on the percentage of the Company's total assets that may be invested in any one property or joint venture or on the nature or identity of the operators of such properties. The independent Trustees of the Company, however, may establish such limitations as they deem appropriate.

     From time to time, the Company enters into senior debt transactions. The Company has no current plans to underwrite securities of other issuers. The Company has authority to offer its shares of beneficial interest (the "Shares") in exchange for investments which conform to its standards and to repurchase or otherwise acquire its Shares or other securities. The Company has no present plans to invest in the securities of others for the purpose of exercising control, although the Company owns interests in partnerships which own health care facilities and a property investment group in the United Kingdom which invests in health care facilities. The Company makes loans on such terms as the Trustees may approve.

     The Company's real estate investments are either owned by the Company or secured by a mortgage lien. As of March 31, 1997, permanent mortgage loans constituted 46%, sale/leaseback transactions constituted 44% and development financing constituted 10% of the Company's portfolio as measured by gross real estate investments. The leases and mortgages provide for rental or interest rates which generally range from approximately 9% to 13% per annum of the acquisition price or mortgage amount. The leases and mortgages generally provide for an initial term of 10 years, with the leases having one or more five-year renewal options. The leases and mortgages also provide for additional rent or interest which are generally either based upon a percentage of increased revenues over specific base period revenues of the related properties or a fixed rent or interest escalation provision.

     In addition to ownership of leased properties and mortgage liens on mortgaged properties, certain of the Company's leases and mortgages contain additional security features. Generally, with respect to investments originated by the Company, each obligation to the Company of a tenant or mortgagor (other than the U.S. Government) is subject to cross default provisions with respect to all other obligations of that tenant or mortgagor to the Company and any collateral pledged by the tenant or mortgagor to the Company constitutes collateral for all obligations of that operator. Certain tenants/mortgagors have pledged additional collateral or provided corporate guarantees, security deposits and, in some cases, personal guarantees.

     Each of the Company's leases is a triple net lease requiring the lessee to pay rent and certain additional charges incurred in the operation of the facility. The lessees are required to repair, rebuild and maintain the properties. Consequently, triple net leases reduce potential cash flow volatility resulting from higher operating expenses.

     In addition, the Company usually obtains guarantees from the parent corporation, if any, of the operator or affiliates or individual principals of the operator. Many obligations are backed by letters of credit or pledges of certificates of deposit which cover from three to 12 months of lease or mortgage payments. In addition, the Company's permanent and development mortgage loans and leases generally are cross-defaulted or where appropriate cross-collateralized with other mortgage and development loans, leases or other agreements between the Company and the same operator or any affiliated operators. With respect to development investments and loans, the Company generally requires guaranteed maximum price construction contracts, performance completion bonds or guarantees. The Company enters into a development investment or loan when the Company will also be the permanent owner or mortgage lender.

     In making its investment decisions, the Company reviews, among other criteria, the operational viability of the facility, the experience and competency of the operator and the financial strength of the guarantor.

REINVESTMENT OF SALES PROCEEDS

     In the event the Company sells or otherwise disposes of any of its properties, the independent Trustees will determine whether and to what extent the Company will acquire additional properties or distribute the proceeds to the shareholders.

SHORT-TERM INVESTMENTS

     The Company invests its cash in certain short-term investments during interim periods between the receipt of revenues and distributions to shareholders. Cash not invested in facilities may be invested in interest-bearing bank accounts, certificates of deposit, short-term money-market securities, short-term United States government securities, mortgage-backed securities guaranteed by the Government National Mortgage Association, mortgages insured by the Federal Housing Administration or guaranteed by the Veterans Administration, mortgage loans, mortgage loan participations, and certain other similar investment. The Company's ability to make certain of these investments may be limited by the Company's borrowing agreements and by tax considerations. The Company's return on these short-term investments may be more or less than its return on real estate investments.

BORROWING POLICIES

     The Company may incur additional indebtedness when, in the opinion of the Trustees, it is advisable. For short-term purposes, the Company may, from time to time, negotiate lines of credit, arrange for other short-term borrowings from banks or others or issue commercial paper. As of the date of this Prospectus Supplement, the Company had unsecured revolving bank lines of credit in the aggregate amount of $280 million bearing interest at the lenders' respective prime rate or LIBOR plus .875% per annum, unsecured short-term borrowings expiring September 27, 1997 in the aggregate amount of $50 million bearing interest at the lender's prime rate or LIBOR plus 1% per annum and an unsecured short-term credit facility expiring

December 31, 1997 totaling $35 million bearing interest at the lender's prime rate or LIBOR plus 1% per annum. As of the date of this Prospectus Supplement, $326 million was outstanding and $39 million was available for borrowing under the Company's credit facilities. The Company may also arrange for long-term borrowing from banks, insurance companies, public offerings or private placements to institutional investors. Under the Company's Declaration of Trust and under documents pertaining to certain existing indebtedness, the Company is subject to various restrictions with respect to borrowings. See "--Prohibited Investments and Activities."

     In addition, the Company may incur mortgage indebtedness on real estate which it has acquired through purchase, foreclosure or otherwise. When terms are deemed favorable, the Company may invest in properties subject to existing loans or mortgages. The Company also may obtain financing for unleveraged properties in which it has invested or may refinance properties acquired on a leveraged basis. There is no limitation on the number or amount of mortgages which may be placed on any one property, but overall restrictions on mortgage indebtedness are provided under documents pertaining to certain existing indebtedness.

PROHIBITED INVESTMENTS AND ACTIVITIES

     The Declaration of Trust prohibits the Company from engaging in any investment practices that would disqualify the Company as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended.

     From time to time, the Company enters into transactions with related parties. The Company will not, without the prior approval of a majority of Trustees, including a majority of the independent Trustees of the Company, acquire from or sell to any Trustee, director, officer or employee of the Company, or any affiliate thereof, any of the assets or other property of the Company. As of March 31, 1997, the Company had total commitments of $265 million, of which $188 million was funded, to companies in which Abraham D. Gosman, the Company's Chairman and Chief Executive Officer, owns a controlling equity interest. The Company expects to enter into additional transactions with related parties in the future. All of the terms and conditions of such transactions are subject to approval by the independent Trustees of the Company. The Board of Trustees believes that the terms of the transactions which the Company has entered into with related parties are not less favorable to the Company than those prevailing at the time for comparable transactions with unrelated persons.

     In addition to prohibitions and restrictions imposed by the Declaration of Trust, there are and may be, from time to time, additional restrictions imposed by debt instruments or other agreements entered into by the Company.

PROPERTY MANAGEMENT

     The Company has implemented a thorough facility and operator monitoring program of its investments, including financial and operational reviews as well as physical plant inspections on an annual basis. The Company's proactive approach to monitoring its portfolio has contributed to write-offs of its real estate investments of less than 1% for the past 12 years. However, there can be no assurance that these results will continue in the future.

OTHER INFORMATION

     The Company was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with Federal tax laws and regulations. So long as the Company so complies, with limited exceptions, the Company will not be taxed under Federal income tax laws on that portion of its taxable income that it distributes to its shareholders. The Company has distributed, and intends to continue to distribute, substantially all of its real estate investment trust taxable income to shareholders.

     The Declaration of Trust may not be changed by the Trustees without shareholder approval except in limited circumstances to comply with federal and state law. All other policies set forth herein may be changed by the Trustees without shareholder approval.

     The Company is a self-administered real estate investment trust, with its principal executive offices at 197 First Avenue, Needham Heights, Massachusetts 02194. Its telephone number is (617) 433-6000.

                                FINANCING POLICY

     The Company considers equity offerings when, in the Company's judgment, doing so will improve the Company's capital structure, while not materially adversely affecting the market value of its Shares or impeding the Company's ability to increase regularly its per share dividend rate. In addition to the use of equity, the Company utilizes short term and long term borrowings to finance investments and to pay operating expenses. The Company's unsecured senior indebtedness has been rated "investment grade" (one of the four highest quality ratings) by Standard & Poor's Ratings Services (BBB-), Moody's Investors Services, Inc. (Baa3) and Duff & Phelps(BBB). On June 30, 1997, the Company's debt-to-book capitalization was 44%. After completion of the Offering and the application of the proceeds thereof, the Company's pro forma debt-to-book capitalization will be approximately 47%. As of June 30, 1997 approximately $281 million of the Company's total debt outstanding is represented by subordinated convertible debentures, convertible into Shares at amounts ranging from $27.00 to $37.125 per Share. Upon conversion of these debentures and completion of this Offering, the Company's pro forma debt-to-book capitalization would be approximately 36%. There can be no assurance that any debentures will be converted or that equity or debt capital will be available in the future on reasonable terms to fund the Company's operations or growth.

     The following table matches, as of March 31, 1997, the Company's debt maturity with its portfolio maturity for the year indicated.

                                                               (DOLLARS IN THOUSANDS)
                                                       DEBT                  PORTFOLIO
                MATURITY BY YEAR                     MATURITY                 MATURITY
-------------------------------------------------    --------                ----------
1997.............................................    $    657     0.08%      $    3,182     0.13%
1998.............................................     108,481    12.93           70,173     2.93
1999.............................................      31,939     3.81          110,633     4.62
2000.............................................     174,073    20.74           78,642     3.28
2001.............................................     177,130    21.11          115,777     4.83
2002.............................................      91,076    10.85           25,031     1.04
2003.............................................     205,390    24.47          161,013     6.72
2004.............................................                               329,436    13.74
2005.............................................      16,046     1.91          632,591    26.39
2006.............................................      20,048     2.39          409,215    17.07
2007.............................................                               188,147     7.85
2008.............................................                                89,247     3.72
2009.............................................                                44,615     1.86
2010.............................................                                88,250     3.68
2011.............................................                                22,206     0.93
2012.............................................                                28,982     1.21
2013.............................................       2,820     0.34
2015.............................................       4,553     0.54
2026.............................................          55     0.01
2033.............................................       6,884     0.82
                                                     --------   ------       ----------   ------
Total............................................    $839,152      100%      $2,397,140      100%
                                                     ========   ======       ==========   ======

                              RECENT DEVELOPMENTS

REAL ESTATE INVESTMENTS

     During the first quarter of 1997, the Company committed $146 million to new real estate investments and funded $115 million against new and open commitments. Of the $115 million, $34 million consisted of sale/leaseback financing funded for six assisted living facilities; permanent mortgage financing of $18 million was provided for a retirement living facility, a nursing home and six assisted living facilities; $2 million was provided for additions to facilities already in the portfolio; $22 million funded the development of three nursing homes, four assisted living facilities and two medical office buildings; and the remaining $39 million was funded for ongoing construction already in the portfolio.

SANTA ANITA TRANSACTION

     THE TRANSACTION. As of April 13, 1997, the Company and its wholly-owned subsidiary, Meditrust Acquisition Company (together, "Meditrust") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (together, "Santa Anita" or "The Santa Anita Companies"). When the transaction is consummated, Meditrust will be merged into Santa Anita, and shareholders of Meditrust will receive 1.2016 paired common shares of Santa Anita for each share of Meditrust they own in a tax-free exchange of shares. Based on the closing price of the shares of beneficial interest of the Company on April 11, 1997 of $37.25 per share, the transaction will have an initial value to the shareholders of Santa Anita of approximately $383 million, or $31.00 per paired common share. Upon completion of the transaction, the surviving corporations will be called Meditrust Corporation and Meditrust Operating Company (the "Surviving Corporations").

     A subsidiary of the Company has agreed to buy approximately 1.2 million paired common shares of Santa Anita either from Santa Anita at $31.00 per paired common share or in the open market. In addition, Santa Anita has agreed to sell to one or more independent parties designated by the Company approximately 2.2 million newly issued paired common shares less the number of shares that the Company purchases from Santa Anita at a price of $31.00 per paired common share. As of March 31, 1997, there were approximately 61.5 million shares of beneficial interest of the Company outstanding and there were approximately 11.5 million paired shares of common stock and approximately 867,000 paired shares of preferred stock of Santa Anita outstanding.

     The Merger Agreement also provides that, if requested by Santa Anita, the Company will make available to Santa Anita $100 million (less up to approximately $38 million of the purchase price of the paired common shares acquired by the Company or an independent party from Santa Anita) to be used by Santa Anita for a cash election by its shareholders at a price of $31.00 per paired common share.

     The transaction, which has been approved unanimously by the Board of Trustees of the Company and the Boards of Directors of Santa Anita, is subject to regulatory approvals and approvals of the shareholders of both Meditrust and Santa Anita. The transaction is expected to close in the fall of 1997.

     BUSINESS STRATEGY. If the transaction is consummated, the paired share structure of the Surviving Corporations will enable them to derive the benefits of being a REIT as well as an operating company. The primary business objective of the Surviving Corporations will be to maximize the long-term total return to their shareholders. This objective is predicated on the following two factors:

     - Positive Spread Investment. Management will seek to maximize shareholder value through positive spread investment opportunities which provide an accretive cash flow return. Through their paired share structure, the Surviving Corporations will be able to acquire operating companies and assets thereby reducing "leakage." Meditrust will bring its sound capital structure to the paired share structure to facilitate the acquisition of growth oriented companies.

     - Quality of Management. The Surviving Corporations will seek to employ a strong management team for each line of business which is acquired, properly incentivizing each such team and providing them with appropriate financial and capital resources.

     Management of the Surviving Corporations will seek to continue to increase shareholder value by operating the core businesses of the former Meditrust and The Santa Anita Companies in a manner consistent with maximizing funds from operations, and by actively pursuing acquisition opportunities that will best utilize the benefits of the paired share structure. The Surviving Corporations will seek to participate in joint ventures and partnerships to facilitate such acquisitions. Such joint venture partners and acquisition candidates may include companies in which Abraham D. Gosman, Chief Executive Officer and director, and/or other directors of the Surviving Corporations have an interest, but any such acquisitions or joint ventures would be subject to the approval of the disinterested directors of the Surviving Corporations.

     The key elements of this strategy are the following:

     - Continue to expand core sale leaseback and mortgage financing portfolio. The Company's portfolio consists of over $2.4 billion in health care investments, making it the largest health care REIT in the country. The Company's growth and profitability have historically been driven by its ability to make investments in additional properties. The Surviving Corporations will be committed to further expanding and diversifying the Company's existing portfolio of investments.

     - Make strategic acquisitions of operating companies in the health care sector. After the transaction is completed, the paired share structure will allow the Company to act as an owner of real estate assets and Meditrust Operating Company to act as an operator of businesses with real estate assets, thereby providing shareholders with the benefits of real estate ownership through a REIT and the economic growth associated with a fully integrated operating company. The paired share structure should also facilitate the purchase of international health care related real estate assets, as many of such assets are currently affiliated with operating companies.

     - Make acquisitions outside the health care sector. The Surviving Corporations intend to explore a range of other strategic acquisitions outside the health care industry in order to capitalize on the inherent value of the paired share structure through diversified active and passive investments. Management of the Surviving Corporations intends to seek to consummate such acquisitions which may benefit from the paired share structure.

     - Maximize the value of the Santa Anita horse racing and real estate assets. The Surviving Corporations anticipate continuing The Santa Anita Companies' commitment to high quality horse racing and maintaining its industry leadership in the horse racing industry. The Surviving Corporations also will seek to maximize the value of the approximately 85 acres of the underutilized land at Santa Anita Park.

     There is no assurance that the Surviving Corporations will be able to meet any or all of these objectives.

     RISK FACTORS RELATING TO THE SANTA ANITA TRANSACTION:

     Tax Risks; Dependence on Qualifications as a REIT. If the Santa Anita transaction is consummated, Meditrust Corporation intends to continue to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, a company must comply with highly technical and complex tax provisions. The complexity of these provisions is greater in the case of a REIT that owns real estate and leases it to a corporation with which its stock is paired. In 1983, Congress passed legislation which would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as Meditrust Operating Company. This disqualification does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. Santa Anita was paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise. There is also no guarantee that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the effect of the pairing Agreement. If Meditrust Corporation fails to qualify as a REIT, it would be required to pay federal income tax on its taxable income at corporate rates. Unless permitted by relief under certain statutory provisions, Meditrust Corporation also would not be allowed to re-elect REIT status for the following four taxable years. This would reduce the net earnings of Meditrust Corporation available for distribution to shareholders because of the additional tax liability to Meditrust Corporation for the year or years involved. Meditrust Corporation might be required to borrow funds or to sell certain of its investments to pay the tax due on any distributions made. The failure to qualify as a REIT would also constitute a default under certain debt obligations of Meditrust Corporation.

     Dilutive Effect of the Merger; Dependence on Acquisitions. As a result of the amount being paid to acquire Santa Anita, the transaction has a dilutive effect on the Company's net income per share on a pro forma basis for 1996 and the three months ended March 31, 1997 and may have a dilutive effect on net income per share in future periods. See "Summary Combined Historical and Pro Forma Financial Data." In addition, management believes that the transaction initially will cause the Surviving Corporations' funds from operations per share not to grow as fast in the periods following the transaction as might be expected without the transaction. The Surviving Corporations will try to minimize this potential effect by making strategic acquisitions which benefit from the use of the paired share structure. There is no assurance, however, that the Surviving Corporations will be able to identify and acquire at appropriate prices businesses that meet their goals or that any such acquired businesses will perform in a manner that will allow the Surviving Corporations to increase the rate of growth in funds from operations. Furthermore, because of the paired share arrangement, the Surviving Corporations will face certain limitations in structuring potential acquisitions, especially acquisitions that will be tax-free for the owners of the acquired properties. These limitations could prevent some acquisitions and in other cases, increase the acquisition costs. The longer it takes to make acquisitions and the greater the costs of making acquisitions, the less likely it will be that the Surviving Corporations will meet their anticipated growth in funds from operations.

     Effect of Certain Acquisitions on Existing Operations; Reliance on Outside Management. If the Surviving Corporations acquire new businesses, and if those new businesses compete with the existing businesses of operators in Meditrust Corporation's portfolio, those existing operators may reduce the amount of new business that they do with Meditrust Corporation. In order to acquire businesses outside the health care or horse racing sectors, the Surviving Corporations will need to hire and retain experienced management to run those businesses. There is no assurance that the Surviving Corporations will be able to hire and retain experienced management for such businesses. If the Surviving Corporations cannot hire qualified management for such businesses, they might not acquire such businesses, which may lengthen the time it takes to make acquisitions and increase its funds from operations per share. In addition, if the Surviving Corporations cannot hire and retain qualified management for these businesses, these businesses might not be successful once acquired.

     Substantial Expenses and Payments if the Merger Fails to
Occur. Consummation of the Santa Anita transaction is subject to a number of conditions, some of which are beyond the control of the Company's management. Consequently, there can be no assurance that the transaction will be consummated. If the transaction is not completed, the Company's will have incurred substantial expenses in connection therewith. The Company must pay Santa Anita a fee of $4 million under certain circumstances if the shareholders of Meditrust fail to approve the transaction.

ADDITIONAL UNSECURED DEBT

     Simultaneously with this Offering, the Company and a subsidiary of the Company are also issuing, in separate transactions, an aggregate of $250 million of additional long term unsecured debt. The sale of the Notes offered hereby is not contingent on the closings of the sale of the $250 million of long term unsecured debt.

                                USE OF PROCEEDS

     The Company intends to use a portion of the net proceeds from the sale of the Notes offered hereby, estimated to be $158,500,000 and from the issuance of additional long term unsecured debt, for the repayment of indebtedness which totaled $326 million as of the date of this Prospectus Supplement. The proceeds of such indebtedness were used for investments in health care facilities. Such indebtedness bears interest at the lenders' respective prime rate or LIBOR plus
 .875% or LIBOR plus 1% per annum and matures on or before September 27, 1997 or September 23, 1999, as the case may be. The remainder of the net proceeds from the Offering will be used for general business purposes, including investments in additional health care facilities and in Santa Anita. See "Recent Developments."

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                     THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                 ENDED
                                        ----------------------------------------      MARCH 31,
                                        1992     1993     1994     1995     1996         1997
                                        ----     ----     ----     ----     ----     ------------
    Ratio.............................  1.88     2.02     2.19     2.35     3.46         3.27

     For the purpose of calculating the ratio of earnings to fixed charges for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the three-month period ended March 31, 1997, net income has been added to interest expense and that sum has been divided by such interest expense. To date, the Company has not issued preferred shares of beneficial interest; therefore, the ratios of earnings to fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges set forth above.

                        MANAGEMENT AND BOARD OF TRUSTEES

     The Company's officers have significant experience in the health care field, and a majority of them have been part of the Company's management team for over nine years. The officers and trustees of the Company are:

MANAGEMENT

              NAME                 AGE                            TITLE
---------------------------------  ---    ------------------------------------------------------
Abraham D. Gosman................  68     Chief Executive Officer
David F. Benson..................  48     President and Treasurer
Michael F. Bushee................  40     Chief Operating Officer
Michael S. Benjamin..............  39     Senior Vice President, Secretary and Corporate Counsel
Laurie T. Gerber.................  39     Chief Financial Officer
Stephen C. Mecke.................  34     Vice President
Debora A. Pfaff..................  34     Vice President
Stephen H. Press.................  60     Vice President
John G. Demeritt.................  37     Controller

BOARD OF TRUSTEES

              NAME                 AGE                          EMPLOYMENT
---------------------------------  ---    ------------------------------------------------------
Abraham D. Gosman................  68     Chairman and Chief Executive Officer, Meditrust
David F. Benson..................  48     President and Treasurer, Meditrust
Edward W. Brooke.................  77     Former Partner, O'Connor & Hannan, Washington, DC
Philip L. Lowe...................  79     Principal, Philip L. Lowe and Associates, Boston, MA
Thomas J. Magovern...............  55     Regional Vice President, Real Estate Asset Management,
                                          Summit Bank, Hackensack, NJ
Gerald Tsai, Jr..................  68     Chairman, President and Chief Executive Officer, Delta
                                          Life Corporation, Memphis, TN
Frederick W. Zuckerman...........  62     General Partner in the investment banking firm of
                                          Zuckerman, Firstenberg and Associates LLC; Director of
                                          eight public companies; business consultant and
                                          retired officer of Chrysler Corporation, RJR Nabisco
                                          and International Business Machines Corporation

     Abraham D. Gosman has been the Chairman of the Company since its organization in 1985 and became Chief Executive Officer in February 1991. Mr. Gosman is also the Chairman of the Board, Chief Executive Officer and President of PhyMatrix Corp., a publicly traded physician practice management company which renders managerial and administrative services to a variety of specialized medical care and treatment providers. Additionally, Mr. Gosman is Chairman of the Board of CareMatrix Corporation, a publicly traded company which provides a full range of quality senior residential services in assisted living settings. Mr. Gosman was the Chief Executive Officer of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from its inception in 1983 until 1988 and from 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc. Mr. Gosman has been in the health care and development business for more than 30 years.

     David F. Benson has been a Trustee of the Company since 1991. Mr. Benson has been President of the Company since September 1991 and Treasurer since October 1996. Mr. Benson also served as Treasurer of the Company from January 1986 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand L.L.P., independent accountants, from

1979 to 1985. Mr. Benson is a trustee of Mid-Atlantic Realty Trust and a member of the Board of Directors of Harborside Healthcare Corporation and Nursing Home Properties, Plc.

     Edward W. Brooke has been a Trustee of the Company since 1985. Mr. Brooke was a partner of O'Connor & Hannan, a Washington, D.C. law firm, from 1979 until January 1997. From 1979 until October 1990 he was Of Counsel to Csaplar & Bok, a Boston law firm. He was United States Senator from Massachusetts from January 1967 to January 1979 and the Massachusetts Attorney General from 1963 to 1967.

     Philip L. Lowe has been a Trustee of the Company since 1987. Mr. Lowe has been a principal of Philip L. Lowe and Associates, a consulting firm, and its predecessors for more than five years and until March 1997 had been a director of Analog Devices, Inc. for 17 years.

     Thomas J. Magovern has been a Trustee of the Company since 1985. Mr. Magovern has been a Regional Vice President, Real Estate Asset Management of Summit Bank (successor to United Jersey Bank), a New Jersey banking institution, since November 1995. He was a principal of Nationwide Financial Corp., a real estate consulting firm from September 1993 to October 1995. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years.

     Gerald Tsai, Jr. has been a Trustee of the Company since 1992. Mr. Tsai has been the Chairman, Chief Executive Officer and President of Delta Life Corporation, an annuity company, since February 1993. Mr. Tsai retired in 1991 as Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, which position he held since December 1988. From January 1987 to December 1988, Mr. Tsai was Chairman, and from April 1986 to December 1988, he was Chief Executive Officer of Primerica Corporation. He is a director of Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Proffitt's, Inc. and Zenith National Insurance Corp. Mr. Tsai is also a Trustee of Boston University and New York University Medical Center.

     Frederick W. Zuckerman has been a Trustee of the Company since 1990. Mr. Zuckerman has been a general partner in the merchant banking and financial advisory firm of Zuckerman, Firstenberg & Associates LLC, since January 1995. He was Vice President and Treasurer of International Business Machines Corporation, an information technology corporation, from September 1993 to January 1995. He was Senior Vice President and Treasurer of RJR Nabisco, Inc. a consumer food and tobacco producer, from February 1991 to September 1993. Mr. Zuckerman was Vice President and Treasurer of Chrysler Corporation, a motor vehicle manufacturer, from December 1981 until September 1990. Mr. Zuckerman is a director of The Singapore Fund, The Turner Corporation, The Japan Equity Fund, NVR, Inc., Olympic Financial Ltd., Caere Corp. and Designer Holdings, Inc.

     Michael F. Bushee has been Chief Operating Officer of the Company since September 1994. He was Senior Vice President of Operations of the Company from November 1993 through August 1994, Vice President from December 1989 to October 1993, Director of Development from January 1988 to December 1989 and has been associated with the Company since April 1987. He was previously associated with The Stop & Shop Companies, Inc., a retailer of food products and general merchandise, for three years and Wolf & Company, P.C., independent accountants, for four years. He is also a Director of Sterling House Corporation, an assisted-living provider, traded on the American Stock Exchange and member of the Board of Directors of Assisted Living Federation of America.

     Michael S. Benjamin has been Senior Vice President, Secretary and General Counsel of the Company since October 1993. He was Vice President, Secretary and General Counsel from May 1992 to October 1993, Secretary and General Counsel from December 1990 to May 1992 and Assistant Counsel to the Company from November 1989 to December 1990. His previous association was with the law firm of Brown, Rudnick, Freed & Gesmer, from 1983 to 1989.

     Laurie T. Gerber has been Chief Financial Officer of the Company since December 1996. Prior to that, she was associated with Coopers & Lybrand, L.L.P. in various capacities, including Partner, from 1982 to

1996. During her career at the firm, clients serviced included publicly traded real estate investment trusts, public utility companies and investment companies.

     Stephen C. Mecke has been Vice President of Development since October 1995 and has been the Company's Director of Development since June 1992. He was previously the manager of underwriting at Continental Realty Credit Inc., a commercial mortgage company, from October 1988 to June 1992.

     Debora A. Pfaff has been Vice President of Operations since October 1995 and has been the Company's Director of Operations since September 1992. She was previously a Senior Manager with KPMG Peat Marwick where she worked from 1985 to 1992.

     Stephen H. Press has been Vice President of Acquisitions of the Company since October 1993 and previously held this position with the Company from June 1987 to December 1990. He was Vice President of Development and Regulatory Affairs for Integrated Health Services, Inc., a medical services company, from April 1991 to October 1993.

     John G. Demeritt has been Controller of the Company since October 1995. Prior to that, he was Corporate Controller of CMG Information Services, Inc., an information service provider, from 1994 to 1995. He was Vice President of Finance and Treasurer of Salem Sportswear Corporation, a manufacturer and marketer of licensed sports apparel, from June 1991 to November 1993. He was Controller of Scitex America Corporation, a manufacturer and distributor of electronic prepress equipment, from August 1986 to June 1991, and was previously associated with Laventhol & Horwath, independent accountants, from 1983 to 1986.

                         SELECTED FINANCIAL INFORMATION

     The following table presents selected financial information with respect to the Company for the five years ended December 31, 1996 and for the three-month periods ended March 31, 1997 and March 31, 1996. This financial information (with the exception of "Funds from operations" and "Ratio of EBITDA to fixed charges") has been derived from audited financial statements included in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1996 and from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, which documents are incorporated by reference into the accompanying Prospectus, and should be read in conjunction with those financial statements and the accompanying footnotes.

                                                   FOR THE THREE
                                                   MONTHS ENDED
                                                     MARCH 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                 1997        1996       1996       1995       1994       1993       1992
                                                -------     -------   --------   --------   --------   --------   --------
                                                    (UNAUDITED)   (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues....................................    $67,965     $59,327   $254,024   $209,369   $172,993   $150,375   $132,394
Expenses:
  Interest expense..........................     18,115      16,105     64,216     64,163     67,479     62,193     58,159
  Depreciation and amortization.............      6,476       5,424     23,207     18,176     17,171     16,277     14,032
  General and administrative expenses.......      2,321       2,265      8,625      7,058      7,883      8,269      8,845
                                                -------     -------   --------   --------   --------   --------   --------
Total expenses..............................     26,912      23,794     96,048     89,397     92,533     86,739     81,036
                                                -------     -------   --------   --------   --------   --------   --------
Net income before extraordinary item........     41,053      35,533    157,976    119,972     80,460     63,636     51,358
Loss of prepayment of debt..................         --          --         --     33,454         --         --         --
                                                -------     -------   --------   --------   --------   --------   --------
Net income..................................    $41,053     $35,533   $157,976   $ 86,518   $ 80,460   $ 63,636   $ 51,358
                                                =======     =======   ========   ========   ========   ========   ========
OTHER DATA:
Funds from operations(1)....................    $47,025     $40,470   $179,244   $136,554   $ 95,670   $ 78,184   $ 63,608
Cash flow from operating activities
  available for distribution(2).............    $48,381     $41,710   $184,052   $141,550   $100,513   $ 84,831   $ 67,942
Ratio of EBITDA to fixed charges(3)(4)......       3.6x        3.5x       3.8x       2.6x       2.5x       2.3x       2.1x
PER SHARE:
Net income before extraordinary item........    $  0.67     $  0.64   $   2.66   $   2.52   $   2.28   $   2.03   $   1.95
Loss on prepayment of debt..................         --          --         --       0.70         --         --         --
                                                -------     -------   --------   --------   --------   --------   --------
Net income..................................    $  0.67     $  0.64   $   2.66   $   1.82   $   2.28   $   2.03   $   1.95
                                                =======     =======   ========   ========   ========   ========   ========
Distributions paid..........................    $  0.71     $  0.69   $   2.78   $   2.70   $   2.62   $   2.54   $   2.46
Book value..................................    $ 22.54     $ 22.52   $  22.57   $  20.75   $  19.44   $  17.84   $  16.12
Shares of beneficial interest (weighted
  average)..................................     61,442      55,153     59,458     47,563     35,314     31,310     26,360

                                                                                      DECEMBER 31,
                                                MARCH 31,    --------------------------------------------------------------
                                                   1997         1996         1995         1994         1993         1992
                                                ----------   ----------   ----------   ----------   ----------   ----------
                                                (UNAUDITED)                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Real estate investments, net..................  $2,293,086   $2,188,078   $1,777,798   $1,484,229   $1,214,308   $1,021,630
Total assets..................................  $2,386,371   $2,316,875   $1,891,852   $1,595,130   $1,310,401   $1,094,941
Indebtedness, net:
  Notes and bank notes payable................  $  605,263   $  518,904   $  414,522   $  454,005   $  366,530   $  377,256
  Convertible debentures......................     278,591      280,813      295,209      231,277      199,822       93,356
  Bonds and mortgages payable.................      58,795       59,043       52,560       80,470       91,893      135,973
  Total.......................................  $  942,649   $  858,760   $  762,291   $  765,752   $  658,245   $  606,585
Total liabilities.............................  $  999,961   $  931,934   $  830,097   $  824,983   $  724,606   $  663,458
Total shareholders' equity....................  $1,386,410   $1,384,941   $1,061,755   $  770,147   $  585,795   $  431,483
OTHER DATA:
Ratio of Total Debt/Total Assets..............        39.5%        37.1%        40.3%        48.0%        50.2%        55.4%
Ratio of Secured Debt/Total Assets............         2.5%         2.5%         2.8%         5.0%         7.0%        12.4%

---------------

(1) In accordance with a resolution adopted by the Board of Governors of NAREIT, funds from operations represent net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring or sales of property, significant non-recurring items, and after adjustments for unconsolidated partnerships, joint ventures and corporations. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles, as an indicator of operating, investing or financing activities or as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

(2) Consists of net income plus depreciation, amortization of debt issuance costs, provision for losses, loss on prepayment of debt, partnership distributions in excess of income and deferred income received in cash net of amortization of deferred income and less gain on sale of real estate and mortgage prepayments.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities as defined by generally accepted accounting principles and, therefore, should not be considered as an alternative to net income, as defined by generally accepted accounting principles, as the primary indicator of operating performance or to cash flow as a measure of liquidity, nor does it indicate that cash flow is sufficient to fund all cash requirements.

(4) Fixed charges consist of interest expense and the amortization of debt issuance costs.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company (i) as of March 31, 1997, (ii) as adjusted to reflect the sale of the Notes offered hereby, the issuance of $250 million of additional long-term unsecured debt and the application of the net proceeds therefrom, and (iii) as further adjusted to reflect the Santa Anita transaction as if such transaction had occurred as of March 31, 1997. See "Use of Proceeds" and "Recent Developments." The capitalization table should be read in conjunction with the Company's financial statements and related notes incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                             MARCH 31, 1997 (UNAUDITED)
                                            -------------------------------------------------------------
                                                                                        AS ADJUSTED
                                                                                      FOR SANTA ANITA
                                                             AS ADJUSTED(1)             TRANSACTION,
                                                            FOR SALE OF NOTES          SALE OF NOTES
                                            ACTUAL(1)      AND ADDITIONAL DEBT     AND ADDITIONAL DEBT(1)
                                            ----------     -------------------     ----------------------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Indebtedness and other liabilities:
  Bank notes payable, net(2)..............  $  110,291         $         0               $    7,938
  Notes payable, net......................     494,972             900,972                  921,281
  7.000% Convertible debentures, net(3)...       6,705               6,705                    6,705
  6.875% Convertible debentures, net(4)...      85,515              85,515                   85,515
  9.000% Convertible debentures, net(5)...       3,811               3,811                    3,811
  7.500% Convertible debentures, net(6)...      88,985              88,985                   88,985
  8.540% Convertible notes, net(7)........      42,622              42,622                   42,622
  8.560% Convertible notes, net(8)........      50,953              50,953                   50,953
  Bonds and mortgages payable, net........      58,795              58,795                   58,795
  Deferred income.........................       9,918               9,918                   12,419
  Accrued expenses and other
     liabilities..........................      47,394              47,394                  162,437

Shareholders' equity:
  Shares issued and outstanding net of
     distributions in excess of net
     income(9)............................   1,386,410           1,386,410                1,769,663
                                            ----------            --------               ----------
          Total capitalization............  $2,386,371         $ 2,682,080               $3,211,124
                                            ==========            ========               ==========

---------------

 (1) All indebtedness is shown net of underwriting fees and other costs of issuance. The sale of the Notes offered hereby is not contingent on the closings of the sale of $250 million of long-term unsecured debt.

 (2) As of the date of this Prospectus Supplement, the Company had outstanding bank borrowings in the aggregate principal amount of $326 million. See "Use of Proceeds."

 (3) Due March 1, 1998; $30.625 per share conversion price.

 (4) Due November 1, 1998; $37.125 per share conversion price.

 (5) Due January 1, 2002; $27.00 per share conversion price.

 (6) Due March 1, 2001; $36.18 per share conversion price.

 (7) Due July 1, 2000; $32.625 per share conversion price.

 (8) Due July 1, 2002; $32.625 per share conversion price.

 (9) With regard to the "Actual" and "As Adjusted for Sale of Notes and Additional Debt" columns, there are an unlimited number of shares of beneficial interest without par value authorized and 61,514,108 shares issued and outstanding. Assuming 100% conversion of the Company's convertible debt outstanding, there would have been 69,598,314 shares issued and outstanding. For the "As Adjusted for Santa Anita Transaction, Sale of Notes and Additional Debt" column, there are 300,000,000 shares of $.10 par value common stock authorized and 86,278,000 shares issued and outstanding on a pro forma basis.

                       SELECTED HISTORICAL FINANCIAL DATA

THE SANTA ANITA COMPANIES

     The following table represents selected combined financial information with respect to The Santa Anita Companies for the five years ended December 31, 1996 and for the three-month periods ended March 31, 1997 and March 31, 1996. This financial information has been derived from audited financial statements included in The Santa Anita Companies' Annual Report on Form 10-K for the fiscal years ended December 31, 1992 through December 31, 1996 and the unaudited financial statements included in The Santa Anita Companies' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. The Santa Anita Companies are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and therefore file annual, quarterly and special reports with the Securities and Exchange Commission (the "Commission").

                                                      FOR THE THREE
                                                       MONTHS ENDED
                                                        MARCH 31,                 FOR THE YEAR ENDED DECEMBER 31,
                                                    ------------------   -------------------------------------------------
                                                     1997       1996*      1996      1995*      1994*     1993*     1992*
                                                    -------    -------   --------   --------   -------   -------   -------
                                                       (UNAUDITED)

                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenues....................................  $37,810    $40,786   $ 77,225   $ 81,206   $81,449   $95,011   $94,177
Costs and expenses................................   36,177     32,779     76,685    106,838    79,424    97,912    87,851
                                                    -------    -------   --------   --------   -------   -------   -------
Income (loss) before income taxes.................    1,633      8,007        540    (25,632)    2,025    (2,901)    6,326
Income tax benefit................................    --         --         --         2,000     --        2,523       158
                                                    -------    -------   --------   --------   -------   -------   -------
Income (loss) before extraordinary gain...........    1,633      8,007        540    (23,632)    2,025      (378)    6,484
Extraordinary gain on early retirement of debt....    --         --         --         4,050     --        --        --
                                                    -------    -------   --------   --------   -------   -------   -------
Net income (loss).................................    1,633      8,007        540    (19,582)    2,025      (378)    6,484
Preferred stock dividends(1)......................    2,183      --        12,420      --        --        --        --
                                                    -------    -------   --------   --------   -------   -------   -------
Net income (loss) applicable to common shares.....  $  (550)   $ 8,007   $(11,880)  $(19,582)  $ 2,025   $  (378)  $ 6,484
                                                    =======    =======   ========   ========   =======   =======   =======
PER SHARE:
Net income (loss) per common share:
    Before extraordinary gain.....................  $  (.05)   $   .71   $  (1.05)  $  (2.11)  $   .18   $  (.03)  $   .58
    Extraordinary gain............................    --         --         --           .36     --        --        --
                                                    -------    -------   --------   --------   -------   -------   -------
                                                    $  (.05)   $   .71   $  (1.05)  $  (1.75)  $   .18   $  (.03)  $   .58
                                                    =======    =======   ========   ========   =======   =======   =======
Dividends paid per common share...................  $   .20    $   .20   $    .80   $    .80   $  1.08   $  1.36   $  1.36
Dividends declared per common share...............  $   .20    $   .20   $    .80   $    .80   $   .94   $  1.36   $  1.36
Book value........................................  $  1.08    $  3.49   $   1.29   $   2.83   $  5.36   $  6.11   $  7.51
Weighted average common shares outstanding........   11,480     11,271     11,317     11,214    11,143    11,141    11,141

                                                                                       DECEMBER 31,
                                                    MARCH 31,     -------------------------------------------------------
                                                      1997         1996        1995        1994        1993        1992
                                                   -----------    -------    --------    --------    --------    --------
                                                   (UNAUDITED)

                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets(2)(3)(4)............................   $ 107,952     $93,481    $114,876    $142,121    $257,239    $248,043
Loans payable(2)(4)..............................   $  28,247     $25,824    $ 51,074    $ 50,375    $153,131    $133,217
Shareholders' equity(3)..........................   $  12,383     $14,789    $ 31,901    $ 59,720    $ 60,088    $ 83,619

---------------

* The three months ended March 31, 1996 and the fiscal years 1995 and prior have been restated to reflect an impairment in value of an unconsolidated joint venture investment (Joppa Associates) in 1991 instead of 1995, and increase The Santa Anita Companies' share of the joint venture losses from 33 1/3% to 50% for all periods presented since it was probable that one of the partners would not bear its share of losses. (See Note 2 to the financial statements in The Santa Anita Companies' Annual Report on Form 10-K/A for the year ended December 31, 1996 (the "Santa Anita Form 10-K").

(1) See Note 16 to the financial statements in the Santa Anita Form 10-K.

(2) The decrease in total assets, loans payable and shareholders' equity in 1996 compared with 1995 was due primarily to the sale of four neighborhood shopping centers and two office buildings and to the sale of the investments in Pacific Gulf Properties Inc. (see Note 3 to the financial statements in the Santa Anita Form 10-K).

(3) The decrease in total assets and shareholders' equity in 1995 compared with 1994 was due primarily to the nonrecurring charge of $30,300,000 in 1995 relating to Santa Anita Realty Enterprises, Inc.'s ("Realty") plan to dispose of its non-core real estate assets (see Note 3 to the financial statements in the Santa Anita Form 10-K).

(4) The decrease in total assets and loans payable in 1994 compared with 1993 was due primarily to the sale of Realty's multifamily and industrial properties in 1994 (see Note 8 to the financial statements in the Santa Anita Form 10-K).

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables set forth historical and pro forma financial information for the Company and The Santa Anita Companies and the combined Meditrust Corporation and Meditrust Operating Company and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of the Company and The Santa Anita Companies.

                                                                                                          PRO FORMA(1)
                                                                                                      MEDITRUST CORPORATION
                                               HISTORICAL                    HISTORICAL                   AND MEDITRUST
                                        THE SANTA ANITA COMPANIES             MEDITRUST                 OPERATING COMPANY
                                       ---------------------------   ---------------------------   ---------------------------
                                                      THREE MONTHS                  THREE MONTHS                  THREE MONTHS
                                        YEAR ENDED       ENDED        YEAR ENDED       ENDED        YEAR ENDED       ENDED
                                       DECEMBER 31,    MARCH 31,     DECEMBER 31,    MARCH 31,     DECEMBER 31,    MARCH 31,
                                           1996           1997           1996           1997           1996           1997
                                       ------------   ------------   ------------   ------------   ------------   ------------
                                                      (UNAUDITED)                   (UNAUDITED)            (UNAUDITED)

                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenue........................   $   77,225      $ 37,810       $254,024      $   67,965      $331,249      $  105,775
Total expenses.......................       76,685        36,177         96,048          26,912       175,893          62,800
                                          --------      --------       --------      ----------      --------      ----------
Net income...........................          540         1,633        157,976          41,053       155,356          42,975
Preferred stock dividends............       12,420         2,183             --              --            --              --
                                          --------      --------       --------      ----------      --------      ----------
Net income (loss) applicable to
  common shares......................   $ (11,880)      $  (550)       $157,976      $   41,053      $155,356      $   42,975
                                          ========      ========       ========      ==========      ========      ==========
PER SHARE:
Net income (loss)....................   $   (1.05)      $  (.05)       $   2.66      $      .67      $   1.86      $      .50
OTHER DATA:
Funds from operations(2).............   $   14,244      $  9,036       $179,245      $   47,025      $190,793      $   55,700
Cash provided from operating
  activities.........................   $   11,977      $ 17,116       $188,551      $   31,956      $189,699      $   52,108
Weighted average common shares
  outstanding........................       11,317        11,480         59,458          61,442        83,629          86,176

                                                       MARCH 31,                     MARCH 31,                     MARCH 31,
                                                          1997                          1997                          1997
                                                      ------------                  ------------                  ------------
                                                      (UNAUDITED)                   (UNAUDITED)                   (UNAUDITED)
BALANCE SHEET DATA:
Real estate investments, net.........                   $ 39,779                     $2,293,086                    $2,546,397
Total assets.........................                   $107,952                     $2,386,371                    $2,915,415
Indebtedness, net:
  Notes and bank notes payable.......                   $  7,938                     $  605,263                    $  613,201
  Convertible debentures.............                         --                        278,591                       278,591
  Bonds and mortgages payable........                     20,309                         58,795                        79,104
  Total..............................                   $ 28,247                     $  942,649                    $  970,896
Total liabilities....................                   $ 70,791                     $  999,961                    $1,145,752
Series A redeemable preferred
  stock..............................                   $ 24,778                             --                            --
Total shareholders' equity...........                   $ 12,383                     $1,386,410                    $1,769,663
Total shares outstanding.............                     11,496                         61,514                        86,278
OTHER DATA:
Ratio of Total Debt/Total Assets.....                       26.2%                          39.5%                         33.3%
Ratio of Secured Debt/Total Assets...                       18.8%                           2.5%                          2.7%

---------------

(1) The pro forma information does not purport to represent what Meditrust Corporation's and Meditrust Operating Company's results of operations would have been for the fiscal year ended December 31, 1996 if the merger had in fact occurred on January 1, 1996 or what Meditrust Corporation's or Meditrust Operating Company's financial position or results of operations would have been for or as of the quarter ended March 31, 1997, if the merger had in fact occurred on or prior to January 1, 1997. Such pro forma information should not be used or relied upon to project Meditrust Corporation's and Meditrust Operating Company's financial position for any future periods or to project Meditrust Corporation's and Meditrust Operating Company's results of operations for any future periods.

(2) In accordance with a resolution adopted by the Board of Govenors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), funds from operations represent net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring or sales of property, significant non-recurring items, and after adjustments for unconsolidated partnerships, joint ventures and corporations. Pro forma financial information also includes certain adjustments to funds from operations for real estate related goodwill amortization ($5,330 and $1,332 on a pro forma basis for Meditrust Corporation and Meditrust Operating Company combined for the year ended December 31, 1996 and three months ended March 31, 1997, respectively). Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles, as an indicator of operating, investing or financing activities or as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

     The following is a reconciliation of funds from operations to cash provided by operating activities.

                                                                                                     PRO FORMA(1)
                                                                                                 MEDITRUST CORPORATION
                                          HISTORICAL                    HISTORICAL                   AND MEDITRUST
                                  THE SANTA ANITA COMPANIES              MEDITRUST                 OPERATING COMPANY
                                 ----------------------------   ---------------------------   ---------------------------
                                                THREE MONTHS                   THREE MONTHS                  THREE MONTHS
                                  YEAR ENDED        ENDED        YEAR ENDED       ENDED        YEAR ENDED       ENDED
                                 DECEMBER 31,     MARCH 31,     DECEMBER 31,    MARCH 31,     DECEMBER 31,    MARCH 31,
                                     1996           1997            1996           1997           1996           1997
                                 ------------   -------------   ------------   ------------   ------------   ------------
                                                 (UNAUDITED)                   (UNAUDITED)            (UNAUDITED)
Funds from operations..........    $ 14,244        $ 9,036        $179,245       $ 47,025       $190,793       $ 55,700
Other non-real estate
  depreciation and
  amortization.................       1,767          1,031           2,601            706          3,601          1,253
Shares issued for
  compensation.................         524             15           2,039            608          2,563            623
Other items, net...............      (3,790)        (1,100)            167             42         (7,258)        (5,468)
Changes in working capital.....        (768)         8,134           4,499        (16,425)        --             --
                                   --------        -------        --------       --------       --------       --------
Cash provided by operating
  activities...................    $ 11,977        $17,116        $188,551       $ 31,956       $189,699       $ 52,108
                                   ========        =======        ========       ========       ========       ========

---------------

(1) Pro forma cash provided by operating activities represents pro forma net income plus depreciation and amortization and non-cash compensation costs, less the effect of the non-cash portion of equity in earnings (loss) of unconsolidated joint ventures. The pro forma amounts do not include adjustments from changes in working capital resulting from changes in current assets and current liabilities.

                            DESCRIPTION OF THE NOTES

     The Notes constitute a separate series of securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an indenture, dated as of July 26, 1995 (as supplemented, the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following description of the particular terms of the Notes offered hereby (referred to herein as the "Notes" and in the Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Indenture referred to in the Prospectus and the Notes to be issued thereunder. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus or the Indenture, as the case may be.

GENERAL

     The Notes will be limited to $160,000,000 in aggregate principal amount. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000, will bear interest from August 12, 1997 at the annual rate set forth on the cover page of this Prospectus Supplement, and will mature on August 15, 2007 (the "Maturity Date"). Interest will be payable semi-annually in arrears on February 15 and August 15, commencing February 15, 1998 (each, an "Interest Payment Date"), to the persons in whose names the Notes are registered at the close of business on the preceding February 1 or August 1, respectively, regardless of whether such day is a Business Day. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in Boston, Massachusetts are open for business.

     The Notes will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time. Subject to certain limitations set forth in the Indenture, the Indenture will permit the Company to incur additional secured and unsecured indebtedness. See "-- Covenants" below.

     The Notes will be issued only in fully registered, book-entry form. See "-- Book-Entry System" below.

     The Notes will not be subject to a sinking fund.

     Reference is made to the section entitled "-- Covenants" herein for a description of the covenants applicable to the Notes. Compliance with such covenants with respect to the Notes generally may not be waived by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes of such series consent to such waiver.

     Except as described herein under "-- Covenants" and under "-- Consolidation, Merger, Sale or Conveyance" in the accompanying Prospectus, the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders of the Notes. In addition, subject to the limitations set forth under "-- Consolidation, Merger, Sale or Conveyance" in the accompanying Prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

     The Company and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Company.

COVENANTS

     The Notes will not be secured by mortgage, pledge or other lien. The Company will covenant in the Indenture not to pledge or otherwise subject to any lien any property or assets of the Company or its subsidiaries unless the Notes are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries and in addition will not apply to:

          (1) Any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

          (2) Any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business;

          (3) Any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

          (4) Mechanics', materialmen's, carriers', or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

          (5) Any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

          (6) Any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

          (7) Liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed;

          (8) Liens relating to secured indebtedness of the Company outstanding as of June 30, 1996; and

          (9) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (8) inclusive, provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles.

     The Company also covenants in the Indenture that it will not create, assume, incur or otherwise become liable in respect of, any

          (a) Senior Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base (as defined below), or (ii) 225% of Tangible Net Worth (as defined below); and

          (b) Non-Recourse Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt and Non-Recourse Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 225% of Capital Base.

     For the purposes of this limitation as to borrowing money, "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt", with respect to any Person, means (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing Lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Person" means an individual, partnership, corporation, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, means any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" means any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the Tangible Assets of the Company at such date, minus the amount of its Liabilities at such date; "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and all other title exceptions and encumbrances affecting Property; "Tangible Assets" means all assets of the Company (including assets held subject to Capital Leases and other arrangements described in the last sentence of the definition of "Lien") except: (i) deferred assets, other than prepaid insurance, prepaid taxes and deposits; (ii) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and
(iii) unamortized debt discount and expenses; and "Liabilities" means, at any date, the items shown as liabilities on the balance sheet of the Company, except any items of deferred income, including capital gains.

DEFEASANCE

     The Indenture provides that the Company will be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust) upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in cash or U.S. Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on the Notes on the scheduled due dates therefor.

     "U.S. Government Obligations" means direct, non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the timely payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

BOOK-ENTRY SYSTEM

     The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers of interests in the Global Security. Upon issuance, the Notes will be issued only in the form of a Global Security which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Notes in definitive form under the limited circumstances described below, the Global Security may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC, or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with DTC for the Global Security ("Participants") or persons that may hold interests through Participants. Upon the issuance of the Global Security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Notes represented by the Global Security beneficially owned by such Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer, or pledge beneficial interests in the Global Security.

     So long as DTC or its nominee is the registered owner of the Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Securities for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the interests represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in the Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Security as shown on the records of DTC. The Company also expects that payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     If DTC is at any time unwilling or unable to continue as depository for the Notes and the Company fails to appoint a successor depository registered as a clearing agency under the Exchange Act, within 90 days, the Company will issue the Notes in definitive form in exchange for the Global Security. Any Notes issued in definitive form in exchange for the Global Security will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from Participants with respect to ownership of beneficial interests in the Global Security.

     DTC has advised the Company of the following information regarding DTC: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters (as defined herein) in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

INFORMATION REGARDING THE TRUSTEE

     The Trustee under the Indenture will be State Street Bank and Trust Company. The Trustee is the administrative agent under one of the Company's revolving credit facilities and the trustee with respect to substantially all of the Company's publicly issued debt securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Terms Agreement incorporating by reference the related Underwriting Agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amounts of Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                          PRINCIPAL
                                                                       AMOUNT OF NOTES
                                                                       --------------
                                 UNDERWRITERS
          -----------------------------------------------------------
          Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated..................................   $  32,000,000
          J.P. Morgan Securities Inc. ...............................      32,000,000
          Morgan Stanley & Co. Incorporated..........................      32,000,000
          Salomon Brothers Inc.......................................      32,000,000
          Smith Barney Inc...........................................      32,000,000
                                                                             --------
                       Total.........................................   $ 160,000,000
                                                                             ========

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .45% of the principal amount thereof, and that the Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount to other dealers. The public offering price and the concession and discount to dealers may be changed after the initial public offering.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Until the distribution of the Notes is completed, rules of the Commission may limit the ability of the Underwriter to bid for and purchase the Notes. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more of the Notes than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates provide investment and commercial banking and financial advisory services to the Company.

                                 LEGAL MATTERS

     The legality of the Notes offered hereby will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts and certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Company's Current Report on Form 8-K dated January 31, 1997, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting.

                            ------------------------

     THE RESTATED DECLARATION OF TRUST ESTABLISHING MEDITRUST, DATED AUGUST 6, 1985, AS AMENDED, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PROSPECTUS
                               [MEDITRUST LOGO]

              COMMON AND PREFERRED SHARES OF BENEFICIAL INTEREST,
                   DEBT SECURITIES AND/OR SECURITIES WARRANTS
                            ------------------------

     Meditrust, a Massachusetts business trust (together with its subsidiaries unless the context otherwise requires, the "Company"), is a real estate investment trust under the Internal Revenue Code of 1986, as amended, which may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Securities Warrants"), common shares of beneficial interest, without par value (the "Common Shares"), preferred shares of beneficial interest (the "Preferred Shares" and together with the Common Shares, the "Shares") and warrants to purchase Shares (the "Share Warrants"). The Debt Securities Warrants and the Share Warrants are collectively referred to herein as the "Securities Warrants." The Debt Securities, Shares and Securities Warrants are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of $500,000,000 and will be offered in amounts, at prices and on terms to be determined at the time of offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the offering price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Shares, the specific number of Shares and offering price will be set forth in an accompanying Prospectus Supplement. In the case of Preferred Shares, the specific designation, any dividend, liquidation, redemption, conversion, voting and other rights, the offering price and any other specific term of the Preferred Shares will be set forth in an accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the Prospectus Supplement.

     The Company's shares are traded on the New York Stock Exchange under the symbol "MT." On May 28, 1996, the closing sale price of the Shares on the New York Stock Exchange was $33.375.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 30, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     Statements made in this Prospectus and any accompanying Prospectus Supplement as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-K/A dated March 5, 1996, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 and (iii) Current Report on Form 8-K dated January 29, 1996, which shall be deemed to be a part hereof.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Lisa P. McAlister, Chief Financial Officer and Treasurer, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194, telephone (617) 433-6000.
                            ------------------------

     THE DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                  THE COMPANY

     Meditrust, established in 1985, is the largest dedicated health care real estate investment trust in the United States based on its gross real estate investments of over $2 billion as of March 31, 1996. The Company invests in high quality health care facilities managed by experienced operators and attempts to achieve diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment.

     As of March 31, 1996, the Company had investments in 333 facilities, consisting of 261 long-term care facilities, 24 rehabilitation hospitals, 22 retirement and assisted living facilities, 15 medical office buildings, ten alcohol and substance abuse and psychiatric facilities and one acute care hospital campus. Included in the 333 facilities are 19 properties under construction that are expected to be completed during the next three to 12 months. The properties are located in 35 states and are operated by 33 health care companies. Of the 33 different operators, 13 are publicly-traded companies (i.e., Sun Healthcare Group, Inc., Horizon/CMS Healthcare Corporation, Geriatric and Medical Centers, Inc., OrNda Healthcorp., Integrated Health Services, Inc., Emeritus Corporation, Tenet HealthCare Corporation, Columbia/HCA Healthcare Corporation, HealthSouth Rehabilitation Corporation, The Multicare Companies, Inc., Mariner Health Group, Inc., Youth Services International, Inc. and Sterling House Corporation), and constitute approximately 45% of the Company's real estate investments.

     The Company's real estate investments are either owned by the Company or secured by a mortgage lien. As of March 31, 1996, permanent mortgage loans constituted 50%, sale/leaseback transactions constituted 43% and development mortgage financing constituted 7% of the Company's portfolio as measured by gross real estate investments. The leases and mortgages provide for rental or interest rates which generally range from approximately 9% to 13% per annum of the acquisition price or mortgage amount. The leases and mortgages generally provide for an initial term of 10 years, with the leases having one or more five-year renewal options. The leases and mortgages also provide for additional rent and interest which are generally either based upon a percentage of increased revenues over specific base period revenues of the related properties or a fixed rent or interest escalation provision.

     In addition, the Company usually obtains guarantees from the parent corporation, if any, of the operator or affiliates or individual principals of the operator. Many obligations are backed by letters of credit or pledges of certificates of deposit which cover from three to 12 months of lease or mortgage payments. In addition, the Company's permanent and development mortgage loans and leases generally are cross-defaulted or where appropriate cross-collateralized with other mortgage and development loans, leases or other agreements between the Company and the same operator or any affiliated operators. With respect to development mortgage loans, the Company generally requires guaranteed maximum price construction contracts, performance completion bonds or guarantees. The Company enters into a development mortgage loan when the Company will also be the permanent owner or mortgage lender.

     In making its investment decisions, the Company reviews, among other criteria, the operational viability of the facility, the experience and competency of the operator and the financial strength of the guarantor. From time to time, the Company enters into transactions with related parties. As of March 31, 1996, the Company had total commitments of $167 million, $97 million of which was funded, to companies in which Abraham D. Gosman, the Company's Chairman and Chief Executive Officer, owns an equity interest. The Company expects to enter into additional transactions with related parties in the future. All of the terms and conditions of such transactions are subject to approval by the independent Trustees of the Company. The Board of Trustees believes that the terms of the transactions which the Company has entered into with related parties are not less favorable to the Company than those prevailing at the time for comparable transactions with unrelated persons.

     The Company was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with Federal tax laws and regulations. So long as the Company so complies, with limited exceptions, the Company will not be taxed under Federal income tax laws on that portion of its taxable income that it distributes to its shareholders. The Company has distributed, and intends to continue to distribute, substantially all of its real estate investment trust taxable income to shareholders. See "Federal Income Tax Considerations."

     In order to meet its ongoing capital requirements for additional investments, the Company may raise additional capital through a variety of sources, including the sale of Shares and debt securities and drawings against its revolving bank lines of credit.

     The Company is a self-administered real estate investment trust, with its principal executive offices at 197 First Avenue, Needham Heights, Massachusetts 02194. Its telephone number is (617) 433-6000.

                       HEALTH CARE REFORM AND REGULATION

     Many of the operators with which the Company does business rely on government reimbursement, primarily Medicare and Medicaid, for a significant portion of their operating revenues. During the 1994 session of the United States Congress, there was active consideration of various proposals for national health care reform, including the administration's proposal to cap national health care spending and the future growth of Medicare and Medicaid funding. No such legislation was passed during the 1994 session of Congress. Other recent proposals include replacement of the current Medicaid program with block grants to the states and other limitations on Medicaid spending. Some of these proposals, if enacted, could have an impact on operators doing business with the Company. It is not possible to predict whether and when health care reform legislation will be passed by Congress and, if passed, what features such legislation will contain or the effect it may have on the nursing home, assisted living or rehabilitation care industries, the reimbursements levels available to health care providers or on the health care industry in general.

     From time to time, Medicaid, Medicare and other governmental payors have reviewed the billing practices of many health care facilities operators including certain of the operators with which the Company does business. It is unclear what impact such reviews may have on these operators. The Company does not believe, however, that any adverse findings against these operators would materially affect the Company's financial position.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                 YEAR ENDED DECEMBER 31,
                                             --------------------------------   THREE MONTHS ENDED
                                             1991   1992   1993   1994   1995     MARCH 31, 1996
                                             ----   ----   ----   ----   ----   ------------------
    Ratio..................................  l.60   1.88   2.02   2.19   2.35          3.21

     For the purpose of calculating the ratio of earnings to fixed charges for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, and the three-month period ended March 31, 1996, net income has been added to interest expense and that sum has been divided by such interest expense. To date, the Company has not issued Preferred Shares; therefore, the ratios of earnings to fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges set forth above.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general business purposes, including the repayment of bank lines of credit, if any, outstanding, and investments in health care facilities. As of May 29, 1996, there were no loans outstanding under the Company's bank lines of credit. Any drawings under the Company's bank lines of credit will mature on or before June 30, 1997 and bear interest at the lenders' respective prime rates or the London Interbank Offering Rate plus 1.00% per annum. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, direct obligations issued or guaranteed by the United States, certificates of deposit or accounts, or investment grade commercial paper, consistent with the Company's qualification as a real estate investment trust, the Company's Restated Declaration of Trust (the "Declaration"), and the Company's agreements with its lenders.

                             DESCRIPTION OF SHARES

     There is no limit on the number of Shares the Company is authorized to issue. Shares may be issued by the Board of Trustees without any vote of the shareholders. The Shares are without par value. On the date hereof, the outstanding Shares are of one class. The following description is qualified in all respects by reference to the Declaration and the By-laws of the Company, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

     Redemption. For the Company to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), in any taxable year, not more than 50% of its outstanding Shares may be owned by five or fewer individuals and Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to meet these requirements, the Trustees have the power to redeem or prohibit the transfer of a sufficient number of Shares selected in a manner deemed appropriate to maintain or bring the ownership of the Shares into conformity with such requirements. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the Shares has or may become concentrated in the hands of one beneficial owner, the Trustees shall have the power (i) by lot or other means deemed equitable by them to call for the purchase from any shareholder of the Company of a number of Shares sufficient, in the opinion of the Trustees, to maintain or bring the direct or indirect ownership of Shares of such owner to a level of no more than 9.9% of the outstanding Shares, and (ii) to refuse to transfer or issue Shares to any person whose acquisition of such Shares would cause a beneficial holder to hold in excess of 9.9% of the outstanding Shares. Further, any transfer of Shares that would create a beneficial owner of more than 9.9% of the outstanding Shares shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any Shares so redeemed shall be equal to the fair market value of the Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or the average of the closing sales price for the Shares if then listed on more than one national securities exchange, or if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by the Company. From and after the date fixed for purchase by the Trustees, the holder of any Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares, except the right to payment of the purchase price for the Shares.

     The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interest or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Shares, deprive shareholders of opportunities to sell at a temporarily higher market price.

     Additional Provisions. The Declaration provides that annual meetings of shareholders are to be held within six months after the end of each fiscal year and special meetings of the shareholders may be called by the President of the Company, a majority of the Trustees or a majority of the Independent Trustees (defined in the Declaration) and shall be called upon the written request of the holders of 10% or more of the outstanding Shares.

     Whenever any action is to be taken by the shareholders, it shall, except as otherwise clearly indicated in the Declaration, be authorized by holders of a majority of the Shares then outstanding and entitled to vote thereon. See "Preferred Shares." Notwithstanding the foregoing, at all elections of Trustees, voting by shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of Shares representing a plurality of the Shares then outstanding which are present in person or by proxy at a meeting in which a quorum is present.

     Whenever shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required, as with respect to termination or amendment of the Declaration), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified) of the outstanding Shares that would be entitled to vote thereon at a meeting.

     Except with respect to matters on which a shareholders' vote is specifically required by the Declaration, no action taken by the shareholders at any meeting shall in any way bind the Trustees.

     The Shares have no preemptive or appraisal rights.

     The Declaration provides that shareholders of the Company shall not be subject to any liability for the acts or obligations of the Company and that, as far as is practicable, each written agreement of the Company is to contain a provision to that effect. No personal liability will attach to the shareholders for claims under any contract containing such a provision in writing where adequate notice is given of such provision, except possibly in a few jurisdictions. With respect to all types of claims in such jurisdictions and with respect to tort claims, contract claims where the shareholder liability is not disavowed as described above, claims for taxes and certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent claims are not satisfied by the Company. However, the Declaration provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the general assets of the Company. The Trustees intend to conduct the operations of the Company, with the advice of counsel, in such a way as to avoid, as far as is practicable, the ultimate liability of the shareholders of the Company. For example, almost all of the real estate and all of the mortgages included in the assets of the Company are held by corporate subsidiaries. The Trustees do not intend to provide insurance covering such risks to shareholders.

COMMON SHARES

     General. All Common Shares participate equally in dividends and in net assets available for distribution to holders of Common Shares on liquidation or termination of the Company, have one vote per Common Share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of Trustees. The Common Shares offered hereby will be validly issued, fully paid and nonassessable by the Company upon issuance. The Common Shares have no conversion, exchange or sinking fund rights.

     Transfer Agent and Registrar. Fleet National Bank, Providence, Rhode Island, acts as transfer agent and registrar of the Common Shares.

PREFERRED SHARES

     General. Under the Declaration, the Company has authority to issue an unlimited number of Preferred Shares. No Preferred Shares were outstanding as of May 29, 1996. Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees of the Company. Prior to issuance of shares of each series, the Board of Trustees is required by the Declaration to fix for each series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, of such series of Preferred Shares. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Shares might believe to be in their best interests or in which holders of some, or a majority, of the Shares might receive a premium for their Shares over the then market price of such Shares.

     Terms. The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration and any applicable amendment to the Declaration designating the terms of a series of Preferred Shares (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to any Preferred Shares offered thereby for the specific terms of such securities, including:

      (1) The title of such Preferred Shares;

      (2) The number of such Preferred Shares offered, the liquidation preference per Share and the offering price of such Preferred Shares;

      (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

      (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

      (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

      (6) The provision for a sinking fund, if any, for such Preferred Shares;

      (7) The provision for redemption, if applicable, of such Preferred Shares;

      (8) Any listing of such Preferred Shares on any securities exchange;

      (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

     (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

     (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

     (12) The relative ranking and preference of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolutions or winding up of the affairs of the Company; and

     (14) Any limitations, in addition to those imposed on Shares generally under the Declaration, on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible Debt Securities.

     Dividends. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise provided in the applicable Prospectus Supplement, if Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any other equity securities of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per Preferred Share of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph and unless otherwise indicated in the applicable Prospectus Supplement, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Shares or other equity securities ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Shares, or any other equity securities ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Shares or any other equity securities of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

     Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such

Preferred Shares may provide that, if no such equity securities shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing and unless otherwise provided in the applicable Prospectus Supplement, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for equity securities of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     Liquidation Preference. Unless otherwise provided in the applicable Prospectus Supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of equity securities of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity securities ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     Voting Rights. Holders of the Preferred Shares will have such voting rights, if any, as indicated in the applicable Prospectus Supplement, or as from time to time required by law.

     Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

     Transfer Agent. The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The Prospectus Supplement will describe certain terms of any Debt Securities offered hereby, including (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates; (vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities; (viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Securities; (x) certain applicable United States Federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for Shares or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (xvi) whether such debt Securities are to be issued pursuant to an indenture of trust; and (xvii) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     The Debt Securities may be issued in one or more series under an Indenture to be executed by the Company and a trustee (the "Trustee"), a form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part (the "Indenture"). The terms of the Debt Securities may include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

     General. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series.

     Conversion Rights. The terms, if any, on which Debt Securities of any series may be converted into Shares or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a real estate investment trust ("REIT"), the holders of Debt Securities of any series ("Holders") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the then outstanding Shares.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in Shares on any class of shares of the Company; (ii) subdivisions, combinations and reclassifications of Shares; (iii) the issuance to all or substantially all holders of Shares of rights or warrants entitling them to subscribe for or purchase Shares at a price per Share (or having a conversion price per Share) less than the then current market price; and (iv) distributions to all or substantially all holders of Shares or shares of any other class, or evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Company shall effect any capital reorganization or reclassification of its Shares or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all its assets to any other trust or corporation, the Holders shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each Share into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each Share.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debt Securities of such series or holders of Shares that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Trustees of the Company deems advisable to avoid or diminish any income tax to holders of Shares resulting from any dividend or distribution of Shares (or rights to acquire Shares) or from any event treated as such for income tax purposes or for any other reason. The Board of Trustees will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

     Fractional Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on Shares.

     Optional Redemption. The Debt Securities of any series that are convertible into Shares will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT at the option of the Company on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. Except as otherwise set forth in the accompanying Prospectus Supplement, the Company may exercise its redemption powers solely with respect to the securities of the security holder or holders which pose a threat to the Company's REIT status and only to the extent deemed necessary by the Company's Board of Trustees to preserve such status. (See "Redemption" under "Description of Shares".)

     Dividends, Distributions and Acquisitions of Shares of Beneficial Interest. The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its Shares or to holders of its Shares (other than dividends or distributions payable in its Shares or other than as the Company determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its Shares or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

     Additional Covenants. Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relative thereto.

     Modification of the Indenture. Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or
(viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

     Events of Default, Notice and Waiver. Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (vi) any other Event of Default provided with respect to the Debt Securities of that series.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the

Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Securities of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

     Consolidation, Merger, Sale or Conveyance. The Indenture provides that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be an entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in turn, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture, (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt

Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

     Governing Law. The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities or Shares. Securities Warrants may be issued independently or together with Debt Securities or Shares offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Shares. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Security Warrants.

     If Debt Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants,

(iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately, (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise, (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire, (vii) whether the Securities Warrants will be issued in registered or bearer form, (viii) any special United States Federal income tax consequences, (ix) the terms, if any, on which the Company may accelerate the Expiration Date and (x) any other terms of such Securities Warrants.

     In the case of Share Warrants, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the aggregate number of Shares purchasable upon exercise of such Securities Warrants and the exercise price,
(iii) the designation and terms of the Shares purchasable upon exercise of such Securities Warrants, (iv) the designation and terms of the Securities with which such Securities Warrants are being offered, if any, and the number of such Securities Warrants being offered with each such Security, (v) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities or Shares will be transferable separately, (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date, (vii) any special United States Federal income tax consequences and (viii) any other terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Debt Securities Warrants, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Share Warrants, holders of such Securities Warrants will not have any rights of holders of such Shares, including the right to receive payments of dividends, if any, on such Shares, or to exercise any applicable right to vote.

     Certain Risk Considerations. Any Securities Warrants issued by the Company will involve a certain degree of risk, including risks arising from the fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

     Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase as the price, or, if applicable, dividend rate on the underlying securities increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out of the money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

     In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants, (ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading prices of the underlying securities and should be carefully considered prior to making any investment decisions.

     Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Company may, but is not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Company and as such will be subject to any changes in the perceived creditworthiness of the Company.

     Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five Business Days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

     Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder, to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interest of the holders of the Securities Warrants.

     Share Warrant Adjustments. Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of and the number of Shares covered by a Share Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Shares payable in Shares and Share splits, combinations or reclassification of Shares, (ii) issuance to all holders of Shares of rights or warrants to subscribe for or purchase Shares at less than their current market price (as defined in the Securities Warrant Agreement for such series of Share Warrants) and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash, dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Shares or of subscription rights and warrants excluding those referred to above).

     No adjustments in the exercise price of and the number of Shares covered by a Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of and the number of Shares covered by a Share Warrant will not be adjusted for the issuance of Shares or any securities convertible into or exchangeable for Shares or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares),
(ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Shares (other than solely a change in par value), then any holder of a Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Share Warrant the kind and amount of Shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Share Warrant following any such event consists of common stock (or its equivalent) of the surviving entity, then from and after the occurrence of such event, the exercise price of such Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Shares.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of Securities. This summary is for information purposes only and is not tax advice. No ruling letters from the Internal Revenue Service ("IRS") have been or will be requested by the Company on any tax issue connected with this Prospectus. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as currently in effect, applicable Treasury Regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive. No assurances can be given that the IRS will not challenge the propriety of one or more of the tax positions described herein or that such a challenge would not be successful.

     The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as such holder's particular situation. The discussion below addresses in particular material federal income tax considerations to holders of Shares. Any material federal income tax considerations relevant to holders of Securities other than Shares will be provided in the applicable Prospectus Supplement relating thereto. This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of Shares or other Securities in light of their personal investment or tax circumstances. Except as specifically provided, the discussion below does not address foreign, state or local tax consequences, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions, and taxpayers subject to the alternative minimum tax). The discussion below assumes that the Shares are and will be held as capital assets within the meaning of Section 1221 of the Code.

     EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General

     The sections of the Code regarding REIT status are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     Nutter, McClennen & Fish, LLP has acted as tax counsel to the Company in connection with this Prospectus and the Company's election to be taxed as a REIT and has rendered an opinion to the Company as of May 29, 1996 to the effect that the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation is consistent with meeting the requirements for qualification and taxation as a REIT under the Code. Nutter, McClennen & Fish, LLP undertakes no obligation to update this opinion subsequent to such date. It must be emphasized that this opinion is based on various assumptions and upon the factual representations and legal conclusions of the Company as set forth in the Certificate of certain officers of the Company attached to the opinion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Nutter, McClennen & Fish, LLP. Accordingly, no assurance can be given that the actual results of the Company's operations in any particular taxable year will satisfy such requirements. See "Failure to Qualify."

     If the Company qualifies for taxation as a real estate investment trust and distributes to its shareholders at least 95% of its "real estate investment taxable income," it generally will not be subject to federal corporate income taxes on the amount distributed. However, a real estate investment trust is subject to special taxes on the net income derived from "prohibited transactions," on nonqualified income when it fails certain income tests, on the net income from foreclosure properties and on undistributed capital gains. In addition, under certain circumstances, the Company may be subject to a minimum tax on its items of tax preference and a 4% excise tax on certain amounts of undistributed income.

  Requirements for Qualification

     Section 856(a) of the Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly (after the application of certain attribution rules) by five or fewer individuals at any time during the last half of the Company's taxable year; and (7) which meets certain other tests, described below. Section 856(b) of the Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     It is the expectation of the Company that it will have at least 100 shareholders during the requisite period for each of its taxable years. Furthermore, the Board of Trustees of the Company has the power under the Company's Declaration of Trust to prohibit any transfer of the Company's Shares and to redeem Shares that have been transferred pursuant to any transfer that in the opinion of the Trustees would jeopardize the status of the Company as a real estate investment trust. Nevertheless, there can be no assurance that the Company will continue to meet this requirement, and, if the Company has fewer than 100 shareholders during the requisite period, condition (5) described above will not be satisfied, and the Company will not qualify as a real estate investment trust during such taxable year. See "Failure to Qualify."

     To qualify as a REIT for a taxable year under the Code, the Company must elect or previously have elected to be so treated and must meet other requirements, certain of which are summarized below, including percentage tests relating to the sources of its gross income, the nature of the Company's assets, and the distribution of its income to shareholders. The Company also must take certain actions specified in regulations under the Code to attempt to ascertain the true owners of its Shares and must maintain records of such ownership.

     The Company has elected to be and intends to remain qualified as a REIT under Sections 856 through 860 of the Code. Qualification of the Company as a REIT will depend upon its continued ability to meet, through actual annual operating results, the various qualification tests imposed under the Code and discussed below. No assurance can be given that the actual results of the Company's operations will satisfy such requirements. In particular, the various qualification tests imposed under the Code may not be met if the loans made by the Company are not fully secured by mortgages on real property or interests in real property, or if the Company's leases for facilities (the "Leases") are not true leases for federal income tax purposes, or if any of the partnerships in which the Company is a partner is treated for tax purposes as an association taxable as a corporation. See "Income Tests," Federal Income Tax Treatment of Leases and "Other Tax Consequences".

  Income Tests

     There are three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale to customers in the ordinary course of the Company's business ("dealer sales")) must be derived directly or indirectly from investments relating to real property (including "rents from real property") or mortgages on real property, or must be "qualified temporary investment income." Second, at least 95% of the Company's gross income (excluding gross income from dealer sales) must be derived from such real property investments, dividends, interest, certain payments under interest rate swap and cap agreements and gain from the sale or disposition of stock, securities or real property or from any combination of the foregoing. Third, gain from the sale or other disposition of stock or securities (including certain interest rate swap and cap agreements) held for less than one year, gain from dealer sales (other than foreclosure property) and gain on the sale or other disposition of real property interests held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income.

     The Company may temporarily invest a portion of the net proceeds from the sale of Securities in short-term investments. Although the Company will make every effort to ensure that its income generated by these investments will be of a type which satisfies the 75% and 95% gross income tests, there can be no assurance in this regard. Moreover, the Company may realize capital gain upon sale or exchange of such assets held for less than one year, and any such short-term capital gain will be subject to the limitations imposed by the 30% gross income test.

     In order to qualify as "rents from real property," the amount of rent received may be based on receipts or sales, but must not be determined from the income or profits of any person, unless such person is a tenant all of whose income would qualify as "rents from real property" if such amounts were received by the real estate investment trust. The Code provides also that rents will not qualify as "rents from real property" in satisfying the gross income tests if the real estate investment trust, or an owner of 10% or more of the real estate investment trust, also owns 10% or more of the tenant. In addition, the Company must not manage the property or furnish or render services to the tenants of such property, except through an independent contractor from whom the Company derives no income. However, there is an exception to this rule which permits a real estate investment trust to perform certain customary tenant services of the sort which a tax-exempt organization could perform without being considered in receipt of "unrelated taxable business income." Finally, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." If any rent payments do not qualify as rents from real property for the purposes of Section 856 of the Code, it will be more difficult for the Company to meet the 95% or 75% gross income tests and qualify as a real estate investment trust.

     Interest income received by the Company with respect to its loans will be qualifying income for purposes of the 75% test only to the extent the interest is attributable to obligations secured by interests in real property. Interest is deemed attributable to obligations secured by real property only to the extent the value of the real property securing such loan equals or exceeds the amount of the loan. The Company believes that the value of the real property securing its loans is such that interest on such loans will not cause the Company to fail the 75% gross income test. However, there is no assurance that the IRS will not assert a contrary position respecting the value of the real property securing the Company's loans with the result that the Company may fail to meet the 75% gross income test in a taxable year. See "Failure to Qualify." Moreover, interest which is based on receipts or sales of the debtor may constitute qualifying income for purposes of the 75% test, but interest based on income or profits of the debtor will generally not constitute qualifying income.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a real estate investment trust for such year if its failure to meet such tests was due to reasonable cause and not due to willful neglect, it attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed upon the greater of the amount by which the Company failed the 75% gross income test or the 95% gross income test less an amount which generally reflects the expenses attributable to earning the non-qualified income.

  Asset Tests

     At the close of each quarter of the Company's taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must consist of real estate assets (including real estate assets held by any "qualified REIT subsidiary" of the Company and its allocable share of real estate assets held by joint ventures or partnerships in which the Company participates), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Finally, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. Shares in a "qualified REIT subsidiary" of the Company are excluded from the foregoing computation. A "qualified REIT subsidiary" of the Company is any corporation 100% of the stock of which is held by the Company at all times during the corporation's existence. The Company's management believes that each of the Company's subsidiaries meets the requirements for classification as a "qualified REIT subsidiary."

     Where a failure to satisfy the 25% asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of such quarter. The Company intends to maintain adequate records of the value of its assets to determine the compliance with the 25% asset test, and to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter.

  Distribution Requirements

     The Company, in order to qualify as a real estate investment trust, is required to distribute to its shareholders an amount equal to or greater than the excess of (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, (after tax) from foreclosure property, over (B) the Company's "excess noncash income," if any. "Excess noncash income" is the excess of the sum of (A) certain imputed rent receipts, income from like-kind exchanges intended in good faith to qualify but ultimately determined to be ineligible for nonrecognition under
Section 1031 of the Code and, in the case of a real estate investment trust on the cash method of accounting, the excess of imputed original issue discount income from certain debt instruments over amounts actually received under such instruments over (B) five percent of the real estate investment trust taxable income for the year determined without regard to the deduction for dividends paid or net capital gain. In addition, the Company must have qualified as a real estate investment trust for every taxable year beginning after February 28, 1986 or have no earnings and profits accumulated in any non-real estate investment trust year. To the extent that the Company does not distribute all of its net long-term capital gain or distributes at least 95%, but less than 100% of its "real estate investment trust taxable income," as adjusted, even if it is not subject to tax as a regular corporation it will be subject to regular federal income tax on such undistributed net long-term capital gain or such undistributed real estate investment trust taxable income. In addition, a nondeductible 4% excise tax is imposed on the excess of (i) 85% of the Company's ordinary income for the year plus 95% of capital gain net income for the year and any undistributed income from prior years over (ii) the actual distribution to the shareholders during the year. Dividends declared in October, November or December and paid during the following January will be treated as having been paid and received on December 3l.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirements, due to timing differences between the actual receipt of income and actual payment of deductible expenses on the one hand and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company on the other hand. In the event that timing differences were to occur, in order to meet the 95% requirement, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowing.

     In particular, the Company has borrowed significant amounts to acquire certain of the facilities which it has leased. If and when the Company sells such a facility, it will be required to repay any outstanding loans securing such facility. If at the time of sale the debt required to be repaid exceeds the Company's basis in the facility the Company will, because of the repayment of the loan, realize a greater amount of income than cash from the sale. As a consequence, the Company may be unable, without additional borrowings, to meet the 95% distribution requirement for such taxable year.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. The Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest and a penalty based upon the amount of any deduction for deficiency dividends.

  Federal Income Tax Treatment of Leases

     The availability to the Company of, among other things, depreciation deductions with respect to the Company's facilities will depend upon the treatment of the Company (or its subsidiary or a partnership in which the Company or its subsidiary is a partner) as the owner of the facilities and the classification of the Leases as true leases, rather than as sales or financing arrangements, for federal income tax purposes. The questions whether the Company is the owner of the facilities and whether the Leases are true leases for federal income tax purposes are essentially factual matters. In a series of Revenue Procedures (Rev. Procs. 75-21, 75-28, 76-30, 79-48) the IRS set forth guidelines (regarding such matters as the residual value of the property, the term of the lease, the lessor's investment in the property and the terms of purchase options, if any) for the issuance of rulings with respect to whether certain transactions purporting to be leases of property would be treated as such for federal income tax purposes. Although the transactions pursuant to which the Company leases the facilities do not fully satisfy the conditions enumerated in such Revenue Procedures, such conditions are applicable only to advance ruling requests and are not statements of substantive law.

     The Company believes that the Leases are true leases and it (or its subsidiary or the partnership in which the Company or a subsidiary is a partner) should be treated as the owner of the facilities so leased for federal income tax purposes. However, no assurance can be given that the IRS will not successfully challenge the status of the Company as the owner of the facilities and the status of the Leases as true leases. In such event the Company would not be entitled to claim depreciation deductions with respect to such facilities and, as a result, the Company might fail to meet the 95% dividend distribution requirement, or if such requirement is met, then a larger percentage of distributions from the Company may in some years constitute ordinary dividend income, instead of a partial return of capital to shareholders.

     The IRS could assert that the acquisition price of one or more of the facilities leased back to the seller was less than the fair market value of the facility, and that the Company therefore realized prepaid rent in the amount of the difference in the year of the purchase. Although the Company believes it has paid fair market value for each of the facilities, there can be no assurance that the IRS would not be successful in such a challenge. If the IRS were to prevail, the Company might fail to meet the requirement that it distribute annually at least 95% of its "real estate investment trust taxable income," in which event it could lose its qualification as a real estate investment trust. The Company should be able to rectify a failure to meet the 95% distribution requirement arising from a determination by a court or a so-called "closing agreement" with the IRS that the Company has prepaid rental income by paying a "deficiency dividend" to its shareholders in a later year, which would be included in the Company's deduction for dividends paid for the year challenged. The Company might thus be able to avoid disqualification of real estate investment trust status and being subject to the regular corporate income tax on amounts ultimately distributed as deficiency dividends; however, it would in such case remain liable for interest and penalties with respect to any failure to meet the

95% distribution requirement until the deficiency dividend was paid. Furthermore, the Company might have to borrow funds to pay any deficiency dividend and such interest, penalties and excise tax, since it will not actually have received cash equal to any deemed prepaid rental income, and as a result the Company's ability to pay future dividends might be impaired.

     Additionally, it should be noted that Code Section 467 (concerning leases with increasing rents) could apply to the Leases because each Lease provides for percentage or additional rents which may increase from one period to the next.
Section 467 provides that in the case of a so-called "disqualified leaseback agreement" rental income must be accrued at a constant rate. If such constant rent accrual is required, the Company would recognize rental income in excess of cash rents and as a result may fail to meet the 95% dividend distribution requirement. See "Failure to Qualify." Because Section 467 directs the Department of the Treasury to issue regulations providing that rents will not be treated as increasing for tax avoidance purposes where the increases are based upon a fixed percentage of lessee receipts, the additional rent provisions of the leases should not cause the leases to be "disqualified leaseback agreements." However, the absence of Treasury Regulations to date means that there can be no assurance that none of the leases will be treated as "disqualified leaseback agreements" resulting in constant rent accrual. Section 467 also requires that if the leased properties are disposed of during the lease term (without taking into account renewal options), the Company must recapture as ordinary income the portion of its realized gain that is equal to the excess amounts of income that would have been accrued in prior years had constant accrual been required.

  Prohibited Transactions

     Most of the Leases grant the lessee the option to purchase the leased property. It is possible that the IRS, upon the sale of a facility either to the lessee pursuant to such a purchase option or to another party, or upon the sale of part or all of a loan made by the Company, will take the position that the gain from such sale is income from a "prohibited transaction." A prohibited transaction occurs when a real estate investment trust sells property to customers in the ordinary course of its business. The determination whether a sale by the Company of any of its real estate assets will occur in the ordinary course of its business will be based upon the facts and circumstances of the transaction, including the frequency of the Company's sales of property and the length of time the Company held the property. The consequences to the Company of realizing gain from a prohibited transaction are that the Company will be subject to a 100% penalty tax upon the gain realized from such transaction and such gain will be treated as non-qualifying income for purposes of the 30% test, which could adversely affect the Company's status as a real estate investment trust. See "Failure to Qualify". The Company believes that it does not hold any of its real estate assets for sale to customers in the ordinary course of its business. However, no assurance can be given that the IRS will not successfully assert a contrary position with respect to a sale of any of the Company's assets with the consequences described above.

  Failure to Qualify

     If the Company fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income. Subject to certain limitations provided in the Code, corporations will be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a real estate investment trust for the next four taxable years. It is not possible to state whether in all circumstances the Company would be entitled to statutory relief. Failure to qualify for even one year could result in the Company's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

  Taxation of Shareholders Generally

     As long as the Company qualifies as a real estate investment trust, distributions made to the Company's shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income (which will not be eligible for the dividends received deduction for corporations). Distributions that are designated as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed the Company's actual net capital gain for the taxable year. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but will reduce the basis of the shareholder's Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as capital gain (long-term or short-term depending upon the holding period for the Shares) assuming the Shares are a capital asset in the hands of the shareholder. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

     Distributions by the Company will constitute "portfolio income" to the shareholders, and not "passive income," for purposes of applying the provisions of Code Section 469. Accordingly, shareholders will not be able to net any "passive losses" against such distributions.

  Tax-Exempt Shareholders

     In Revenue Ruling 66-106, the IRS ruled that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income." Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS. However, based upon Revenue Ruling 66-106 and the analysis therein, dividend distributions by the Company to qualified pension plans (including individual retirement accounts) and other tax-exempt entities should not constitute "unrelated business taxable income." This Ruling may not apply if a shareholder has borrowed money to acquire Shares or if the Company makes a distribution of long term capital gain.

     Tax-exempt shareholders are urged to consult their tax advisors respecting the tax consequences to them from their investment in the Company.

  Withholding on Dividends

     Shareholders may be subject to "back-up withholding" from a reportable payment at a rate of 31% if, among other things, (i) the shareholder fails to furnish a social security number or other taxpayer identification number ("TIN") to the Company certified under penalties of perjury within a reasonable time after the request therefor; (ii) the IRS notifies the Company that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies the Company that backup withholding should be commenced because the shareholder has failed to properly report interest or dividends; or (v) when required to do so, the shareholder fails to certify under penalties of perjury that such shareholder is not subject to backup withholding or that the TIN provided to the Company is correct.

     Any amount withheld is creditable against a shareholder's federal income tax liability for such year. Shareholders should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption.

     The Company will report to its shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any.

  Alternative Minimum Tax

     The Company will be subject to the alternative minimum tax on its undistributed real estate investment trust taxable income to the extent such tax exceeds its regular tax liability. Tax preference items of a real estate investment trust must be apportioned between the trust and its shareholders in accordance with regulations. No such regulations have yet been issued and, accordingly, the proper method of apportionment of preference items of the Company is unclear.

     Prospective investors should consult their tax advisors to determine whether and to what extent an investment in the Company would have an adverse effect on their alternative minimum tax position.

  Foreign Shareholders

     The preceding discussion does not address the federal income tax consequences to foreign shareholders of an investment in the Company. Foreign shareholders in the Company should consult their own tax advisors concerning the application to them of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), which altered the federal income tax treatment of an investment in REITs by foreign shareholders.

     (a) Distributions of cash made by the Company to a foreign shareholder are generally subject to United States withholding tax at a 30% rate unless a lower rate or exemption is provided by an applicable tax treaty. A foreign shareholder receiving a distribution subject to such withholding tax will be able to claim a refund to the extent the withholding has been imposed on a portion of such distribution which does not constitute a "dividend" (i.e., a distribution out of the Company's current or accumulated earnings and profits). The basis which a foreign shareholder has in his shares is reduced by the portion of the distribution that does not constitute a dividend, and after basis has been reduced to zero, such non-dividend distributions generally represent capital gain from the sale or exchange of the shares. The United States tax treatment of such gain is described in section (c) below. If a distribution is effectively connected with a United States trade or business conducted by the foreign holder, the portion of such distribution constituting a dividend is generally subject to graduated United States federal income tax.

     (b) Distributions attributable to gain from the Company's sale or exchange of United States real property interests are subject to the same United States graduated federal income tax which applies to U.S. persons unless a lower rate or exemption is provided under an applicable tax treaty. Such distributions to a foreign holder are also subject to withholding at a 35% rate to the extent the distributions are designated as capital gains dividends by the Company. If a distribution is designated as a capital gain dividend after the time that the distribution has been made, the 35% withholding rate will generally apply to subsequent distributions in an amount equal to the previous distribution designated as capital gain.

     (c) The Company believes that it is currently a domestically-controlled REIT (i.e., a real estate investment trust where less than 50% in value of its shares is held directly or indirectly by foreign persons at all times during the period in question). As such, gain realized by a foreign holder on the sale, exchange, redemption or other disposition of Shares is not subject to United States federal income tax unless (1) the gain is effectively connected with a United States trade or business of the foreign holder, in which case the gain is generally subject to graduated United States federal income tax; or (2) in the case of a nonresident alien, the individual is present in the United States for 183 days or more during the year of disposition, and either has a tax home in the United States or maintains an office or other fixed place of business in the United States and the income is attributable to such office, in which case the gain is subject to 30% federal income tax.

     If the Company is not a domestically-controlled REIT, the sale of Shares by a foreign shareholder will be treated as a disposition of United States real property interest, and consequently the gain will be subject to graduated United States income tax rates and withholding as described in section (b).

     (d) Shares held by an individual at the time of his death (or previously transferred subject to certain rights or powers or certain transfers by gift within three years of death) are subject to United States federal estate tax unless otherwise provided by an applicable treaty.

     (e) Dividend distributions are not subject to information reporting or backup withholding. Under current law, payments of proceeds from the sale of Shares to or through a broker are generally subject to information reporting and backup withholding unless the shareholder certifies as to his non-United States status or otherwise establishes an exemption.

  Future Tax Laws

     The foregoing discussion is based on provisions of the Code, Treasury Regulations, administrative interpretations and court decisions. No assurance can be given that subsequent legislation, Treasury Regulations, administrative interpretations or court decisions will not change the tax laws so that the treatment of a real estate investment trust or the consequences of an investment in the Company would vary substantially from the treatment described above. Any such change might apply retroactively.

  Other Tax Consequences

     Certain of the Company's investments are through partnerships (the "Partnerships"), which may involve certain tax risks. Such risks include possible challenge by the IRS of (a) allocations of income and expense items which could affect the computation of taxable income of the Company and (b) the status of the Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. If any of the Partnerships in which the Company is a partner is treated as an association, it would be treated as a taxable entity. In such a situation, if the Company's ownership interest in any of the Partnerships exceeded 10% of the Partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a real estate investment trust. Furthermore, in such a situation distributions from any of the Partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to qualify as a real estate investment trust for the taxable year in which such distribution was received. In addition, in such a situation the interest in any of the Partnerships held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation the Company would not be able to deduct its share of losses generated by any of the Partnerships in computing its taxable income. See "Failure to Qualify." The Company believes that each of the Partnerships will be treated for tax purposes as a partnership. However, no assurance can be given that the IRS may not successfully challenge the tax status of any of the Partnerships.

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside.

     There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular shareholder.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell the Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

     In connection with the sale of Securities, underwriters or agents acting on the Company's behalf may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriter, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter will be identified and any such compensation will be described in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

STRUCTURED EQUITY PROGRAM

     The Company may also issue and sell Shares from time to time through one or more sales agents (to be named in a prospectus supplement hereto, the "Agent") in ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Such sales, if any, will be effected during a series of one or more pricing periods (each, a "Pricing Period"), each consisting of five consecutive calendar days in duration, unless a shorter period has otherwise been agreed to by the Company and the Agent. For each Pricing Period, an Average Market Price (as hereinafter defined) will be computed. With respect to any Pricing Period, "Average Market Price" shall equal the average of the arithmetic mean of the high and low sales prices of the Shares of the Company reported on the NYSE for each trading day of such Pricing Period.

     The net proceeds to the Company with respect to sales of Shares in any Pricing Period up to a maximum amount agreed to in advance with the Agent (the "Average Market Price Shares") will equal a percentage (the "Company's Percentage") of the Average Market Price for each Share sold during the Pricing Period (subject to adjustment in certain circumstances), plus Excess Proceeds (as defined below), if any. The compensation to the Agent for sales of Average Market Price Shares in any Pricing Period will equal the difference between the aggregate gross sales price at which such sales are actually effected and the net proceeds to the Company for such sales, but in no event will exceed 10% of the aggregate gross sales prices of the Average Market Price Shares during any Pricing Period (the "Maximum Commission"). To the extent that such aggregate gross sales prices are less than the Average Market Price, the compensation to the Agent will be correspondingly reduced; to the extent that such aggregate gross sales prices are greater than the Average Market Price, the compensation to the Agent will be correspondingly increased (but in no event will exceed the Maximum Commission). In the event that the average aggregate gross sales price in any Pricing Period equals the Company's Percentage of the Average Market Price (or less) for such Pricing Period, all of the proceeds from such sales will be for the account of the Company and no compensation will be payable to the Agent. To the extent that the Agent's compensation under the foregoing formula would otherwise exceed the Maximum Commission in any Pricing Period, the excess will constitute additional net proceeds to the Company (the "Excess Proceeds").

     Any Shares sold by the Agent during the Pricing Period on behalf of the Company other than Average Market Price Shares ("Additional Shares") will be at a fixed commission rate based on a percentage of the Share price per Share. In no event will the compensation to the Agent be in excess of any applicable requirements of the National Association of Securities Dealers, Inc.

     Settlements of sales of Additional Shares and Average Market Price Shares will occur on the third business day following the date on which any such sales are made. Purchases of Shares from the Agent, as sales agent for the Company, will settle the regular way on the NYSE. Compensation to the Agent with respect to sales of Average Market Price Shares will be paid out of the proceeds of such settlements. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

     At the end of each Pricing Period, the Company will file a Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Act, which Prospectus Supplement will set forth the name of the Agent, dates included in such Pricing Period, the number of such Shares sold through the Agent as sales agent (identifying separately the number of Average Market Shares and any Additional Shares), the high and low prices at which Average Market Shares were sold during such Pricing Period, the net proceeds to the Company, the compensation payable by the Company to the Agent with respect to such sales pursuant to the formula set forth above and other relevant information. Unless otherwise indicated in a Prospectus Supplement, the Agent will act as sales agent on a best efforts basis.

     In connection with the sale of the Shares on behalf of the Company, the Agent will be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the Agent may be deemed to be underwriting commissions or discounts. The Company intends to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act. The Agent may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts. In addition, Nutter, McClennen & Fish, LLP will pass upon certain Federal income tax matters relating to the Company. The name of any legal counsel that passes on the validity of the other Securities offered hereby for any underwriter or agent will be set forth in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and the financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

============================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THIS OFFERING. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                             PAGE
                                             ----
Forward Looking Statements.................   S-3
Prospectus Supplement Summary..............   S-4
Selected Financial Information.............   S-6
Business and Properties....................   S-8
Financing Policy...........................  S-15
Recent Developments........................  S-16
Use of Proceeds............................  S-19
Ratio of Earnings to Fixed Charges.........  S-19
Management and Board of Trustees...........  S-20
Selected Financial Information.............  S-23
Capitalization.............................  S-25
Selected Historical Financial Data.........  S-26
Summary Combined Historical and Pro Forma
  Financial Data...........................  S-27
Description of the Notes...................  S-29
Underwriting...............................  S-34
Legal Matters..............................  S-35
Experts....................................  S-35

PROSPECTUS
Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
The Company................................     4
Health Care Reform and Regulation..........     5
Ratio of Earnings to Fixed Charges.........     5
Use of Proceeds............................     5
Description of Shares......................     6
Description of Debt Securities.............    11
Description of Securities Warrants.........    15
Federal Income Tax Considerations..........    18
Plan of Distribution.......................    26
Legal Matters..............................    28
Experts....................................    28
=================================================

============================================================

                                  $160,000,000

                                [MEDITRUST LOGO]
                          7% NOTES DUE AUGUST 15, 2007
                           --------------------------
                             PROSPECTUS SUPPLEMENT
                           --------------------------
                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER

                              SALOMON BROTHERS INC

                               SMITH BARNEY INC.
                                 AUGUST 7, 1997

============================================================